                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                            EQUITY PURCHASE AGREEMENT

                                      AMONG

                          DYNAMICS RESEARCH CORPORATION

                                       AND

                          IMPACT INNOVATIONS GROUP LLC

                                       AND

                          J3 TECHNOLOGY SERVICES CORP.

                                 AUGUST 2, 2004

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                                TABLE OF CONTENTS

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ARTICLE 1         DEFINITIONS AND RULES OF CONSTRUCTION..........................................................           1

         1.1.     Definitions....................................................................................           1
         1.2.     Certain Interpretive Matters...................................................................          10

ARTICLE 2         PURCHASE AND SALE OF THE INTERESTS.............................................................          12

         2.1.     Purchase and Sale of the Interests.............................................................          12
         2.2.     Purchase Price and Payment.....................................................................          12
         2.3.     Payment of Indebtedness........................................................................          12
         2.4.     Adjustment to Purchase Price...................................................................          13
         2.5.     Allocation.....................................................................................          14

ARTICLE 3         THE CLOSING....................................................................................          15

         3.1.     Closing and Closing Date.......................................................................          15
         3.2.     Documents and Items to Be Delivered to Buyer by Seller Parties.................................          15
         3.3.     Documents and Items to Be Delivered to Seller by Buyer.........................................          17

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES...............................................          18

         4.1.     Organization and Qualification of the Company..................................................          18
         4.2.     Subsidiaries...................................................................................          18
         4.3.     Capitalization.................................................................................          18
         4.4.     Authority of the Company.......................................................................          18
         4.5.     Organization and Authority of Seller...........................................................          19
         4.6.     Enforceability.................................................................................          19
         4.7.     Issuance of the Interests; Seller's Title to the Interests.....................................          19
         4.8.     No Violation or Conflict; Consents.............................................................          19
         4.9.     Delivery of Documents; Books and Records.......................................................          20
         4.10.    Financial Statements...........................................................................          20
         4.11.    Undisclosed Liabilities........................................................................          21
         4.12.    Accounting Practices...........................................................................          21
         4.13.    Absence of Certain Changes.....................................................................          21
         4.14.    Compliance with Law; Necessary Permits.........................................................          21
         4.15.    Litigation.....................................................................................          22
         4.16.    Owned and Leased Real Property.................................................................          22
         4.17.    Tangible Personal Property.....................................................................          23
         4.18.    Intellectual Property..........................................................................          23
         4.19.    Accounts Receivable............................................................................          24
         4.20.    Accounts Payable...............................................................................          24
         4.21.    Liens..........................................................................................          25
         4.22.    Insurance......................................................................................          25
         4.23.    Material Contracts.............................................................................          25
         4.24.    Government Contracts...........................................................................          28
         4.25.    Related Party Transactions.....................................................................          30
         4.26.    Customers and Suppliers........................................................................          30
         4.27.    Employees; Employment Agreements...............................................................          31
         4.28.    Employee Relations.............................................................................          31
         4.29.    Employee Benefit Matters.......................................................................          32
         4.30.    Tax Matters....................................................................................          35
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         4.31.    Environmental Matters..........................................................................          36
         4.32.    Banks; Powers of Attorney......................................................................          37
         4.33.    Brokers........................................................................................          37
         4.34.    Certain Business Practices.....................................................................          37
         4.35.    Personally Identifiable Information and Privacy................................................          37
         4.36.    Complete Disclosure............................................................................          38

ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF BUYER........................................................          38

         5.1.     Organization...................................................................................          38
         5.2.     Authority of Buyer.............................................................................          38
         5.3.     Enforceability.................................................................................          38
         5.4.     No Violation or Conflict; Consents.............................................................          38
         5.5.     Brokers........................................................................................          39
         5.6.     Investment Intent..............................................................................          39
         5.7.     Financing......................................................................................          39
         5.8.     Litigation.....................................................................................          40

ARTICLE 6         COVENANTS OF THE PARTIES.......................................................................          40

         6.1.     Conduct of Business of the Company.............................................................          40
         6.2.     Access to Information; Customer Visits.........................................................          42
         6.3.     Reasonable Best Efforts; Compliance with Antitrust Laws........................................          42
         6.4.     Notification of Certain Matters................................................................          43
         6.5.     Public Announcements...........................................................................          44
         6.6.     Confidential Business Information..............................................................          44
         6.7.     Exclusive Dealing; Acquisition Proposals.......................................................          44
         6.8.     Preparation of Certain Financial Statements....................................................          44
         6.9.     Transition.....................................................................................          45
         6.10.    Certain Taxes..................................................................................          45
         6.11.    Non-Competition; Non-Interference..............................................................          45
         6.12.    Trademark License..............................................................................          46
         6.13.    280G Covenant..................................................................................          46
         6.14.    Transition Services............................................................................          46
         6.15.    GSA Schedule Rates.............................................................................          47
         6.16.    Certain Contracts..............................................................................          47

ARTICLE 7         CONDITIONS TO CLOSING..........................................................................          47

         7.1.     Conditions to Obligations of Seller Parties....................................................          47
         7.2.     Conditions to Obligations of Buyer.............................................................          48

ARTICLE 8         TERMINATION....................................................................................          49

         8.1.     Termination....................................................................................          49
         8.2.     Effect of Termination..........................................................................          49

ARTICLE 9         INDEMNIFICATION................................................................................          50

         9.1.     Survival.......................................................................................          50
         9.2.     Terms of Indemnification.......................................................................          50
         9.3.     Procedures with Respect to Third-Party Claims..................................................          51
         9.4.     Indemnification Cap and Threshold..............................................................          51
         9.5.     Additional Indemnification Provisions..........................................................          52
         9.6.     Exclusive Remedy...............................................................................          53
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ARTICLE 10        GENERAL PROVISIONS.............................................................................          54

         10.1.    Parties in Interest; Successors and Assigns; No Third Party Rights.............................          54
         10.2.    Assignment.....................................................................................          54
         10.3.    Notices........................................................................................          54
         10.4.    Entire Agreement...............................................................................          56
         10.5.    Counterparts and Facsimile Signature...........................................................          56
         10.6.    Severability...................................................................................          56
         10.7.    Amendment......................................................................................          56
         10.8.    Waiver.........................................................................................          56
         10.9.    Further Assurances.............................................................................          57
         10.10.   Legal Counsel..................................................................................          57
         10.11.   Expenses.......................................................................................          57
         10.12.   Governing Law..................................................................................          57
         10.13    Resolution of Conflicts; Arbitration...........................................................          57
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                                    EXHIBITS

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Exhibit A                  Escrow Agreement
Exhibit B                  Confidentiality and Non-Solicitation Agreement
Exhibit C                  Trademark License Agreement
Exhibit D                  Transition Services Agreement
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                                    SCHEDULES

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Schedule                   Description
--------                   -----------
1.1                        Offers and Acceptance Letters
2.5                        Selected Accounting Firms
4.1                        Jurisdictions
4.3                        Capitalization
4.7                        Seller Title Exceptions
4.8                        No Violation or Conflicts; Consents
4.13                       Absence of Certain Changes
4.15                       Litigation
4.16(b)                    Leased Real Property
4.17                       Tangible Personal Property
4.18(a)                    Intellectual Property
4.19                       Accounts Receivable
4.20                       Accounts Payable
4.21                       Liens
4.22                       Insurance
4.23                       Material Contracts
4.24                       Government Contracts and Government Bids
4.25                       Related Party Transactions
4.26                       Customers
4.27                       Employees and Consultants
4.28                       Employee Litigation
4.29(a)                    Employee Benefit Plans
4.29(c)                    Plans That Cannot Be Terminated Within 30 Days
4.29(e)                    Effect of Transaction
4.30(c)                    Tax Matters
4.32                       Banks; Powers of Attorney
4.33                       Brokers
6.2(b)                     Customer Visits
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

                            EQUITY PURCHASE AGREEMENT

      THIS EQUITY PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of August 2, 2004, by and among Dynamics Research Corporation, a Massachusetts corporation ("BUYER"), Impact Innovations Group LLC, a Delaware limited liability company (the "COMPANY") and J3 Technology Services Corp., a Georgia corporation ("SELLER").

                                    RECITALS

      WHEREAS, Seller is the owner of all of the outstanding units of interest of the Company (the "INTERESTS"); and

      WHEREAS, Buyer desires to purchase the Interests from Seller, and Seller desires to sell the Interests to Buyer, all upon the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the premises, the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

                      DEFINITIONS AND RULES OF CONSTRUCTION

      1.1. DEFINITIONS. As used in this Agreement, the following terms have the meanings set forth below:

            "ACCOUNTS PAYABLE" has the meaning set forth in SECTION 4.20.

            "ACCOUNTS RECEIVABLE" means all of the billed and net unbilled, current and long term accounts receivable of the Company.

            "AFFILIATE" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person on or after the date of this Agreement. For the purposes of this definition, "CONTROL", when used with respect to any Person, means the possession, directly or indirectly, of the power to (i) vote 25% or more of the voting securities of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing.

            "AGREEMENT" has the meaning set forth in the introduction to this Agreement.

            "AUDITED FINANCIAL STATEMENTS" has the meaning set forth in SECTION 4.10.

            "BREACH" means (a) any inaccuracy in, or breach or violation of, or default under, or failure to perform or comply with, any representation, warranty, covenant, obligation or other provision of this Agreement or any of the other Transaction Documents; or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with any such representation, warranty, covenant, obligation or other provision.

            "BUYER" has the meaning set forth in the introduction to this Agreement.

            "BUYER PARTY" means (a) prior to the Closing, each of Buyer, its Affiliates and their respective stockholders, directors, officers, employees, agents, advisors and other representatives, including legal counsel, accountants and financial advisors; and (b) from and after Closing, each of Buyer and its Affiliates, the Company and its Affiliates and their respective stockholders, directors, officers, employees, agents, advisors and other representatives, including legal counsel, accountants and financial advisors.

            "BUYER'S ACCOUNTANTS" has the meaning set forth in SECTION 6.8.

            "BUYER'S COUNSEL" has the meaning set forth in SECTION 3.1.

            "CLAIMS" has the meaning set forth in SECTION 10.13(a).

            "CLOSING" has the meaning set forth in SECTION 3.1.

            "CLOSING BALANCE SHEET" means, as finally determined pursuant to
SECTION 2.5, an unaudited balance sheet of the Company as of the close of business on the Closing Date immediately prior to giving effect to the Closing, prepared in accordance with GAAP and, to the extent consistent with GAAP, using the same methods and criteria employed by the Company in connection with its preparation of the Financial Statements.

            "CLOSING DATE" has the meaning set forth in SECTION 3.1.

            "CLOSING PAYMENT" has the meaning set forth in SECTION 2.2(b).

            "CLOSING TANGIBLE ASSET VALUE" means the dollar value of the tangible assets of the Company (excluding cash) minus the total liabilities of the Company, excluding Indebtedness, deferred tax assets and liabilities, accrued 401(k) match (to be paid by Seller at Closing), and accrued medical payable, as shown on the Closing Balance Sheet and as calculated pursuant to
SECTION 2.5.

            "CODE" means the Internal Revenue Code of 1986, as amended, and rules and regulations promulgated pursuant thereto.

            "COMMITMENT LETTER" has the meaning set forth in SECTION 5.7.

            "COMPANY" has the meaning set forth in the introduction to this Agreement.

            "COMPANY ACQUISITION" has the meaning set forth in SECTION 6.7.

            "COMPANY INTELLECTUAL PROPERTY" has the meaning set forth in SECTION 4.18(a).

            "COMPANY SECURITIES" has the meaning set forth in SECTION 4.3.

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

            "COMPANY'S ACCOUNTANTS" means Deloitte & Touche LLP.

            "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement, dated as of June 8, 2004, executed by Buyer and Seller.

            "CONSENT" means any consent, approval, license, ratification, waiver, novation, award or other authorization, including any Permit.

            "CONTRACT" means any agreement, contract, instrument, obligation, commitment, covenant, understanding, promise, promissory note, bond, indenture, insurance policy, deed, lease, license, franchise, invoice, quotation, purchase order, sales order or other obligation, undertaking or arrangement (whether written or oral and whether express or implied) that is legally binding.

            "DAMAGES" means any and all losses, charges, claims, damages, liabilities, obligations, judgments, settlements, taxes, fines, penalties, awards, demands, offsets, costs, deficiencies and expenses including reasonable attorney and expert fees, whether absolute, accrued, conditional or otherwise and whether or not resulting from third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing.

            "DISCHARGES" has the meaning set forth in SECTION 2.3.

            "EMPLOYMENT AGREEMENTS" has the meaning set forth in SECTION
4.27(b).

            "ENVIRONMENTAL, HEALTH AND SAFETY LAW" means (a) any Law relating to pollution or protection of the environment, public health or safety, worker health and safety or natural resources, including laws relating to the use, treatment, storage, cleanup, transportation or handling of Hazardous Materials or the release, discharge, spill, emission, treatment, transportation or disposal of Hazardous Materials; or (b) any Law relating to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; and (c) without limiting the generality of clauses (a) and (b) of this definition, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq. ("RCRA"), the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq. ("TSCA"), the Occupational, Safety and Health Act, 29 U.S.C. Sections 651 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq., the Hazardous Materials Transportation act, 49 U.S.C. Sections 1802 et seq. ("HMTA"), the Emergency Planning and Community Right to Know Act, 42 U.S.C. Sections 11001 et seq. ("EPCRA"), the Federal Food, Drug and Cosmetic Act, 21 U.S.C. Sections 301 et seq., and other comparable Laws.

            "ERISA" means the Employee Retirement Income Security Act of 1974.

            "ERISA AFFILIATE" means any member of a group of trades or businesses under common control (as defined in Sections 4001(a)(14) or 4001(b)(1) of ERISA) with that entity, or that is required to be considered a single employer with that entity pursuant to Sections 414(b), (c), (m) or (o) of the Code.

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            "ESCROW AGENT" has the meaning set forth in SECTION 2.2(c).

            "ESCROW AGREEMENT" has the meaning set forth in SECTION 2.2(c).

            "ESCROW AMOUNT" means the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) placed into escrow by Buyer from the Purchase Price, $500,000 of which comprises the Tangible Assets Escrow.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934 and the rules and regulations promulgated pursuant thereto.

            "FINANCIAL STATEMENTS" has the meaning set forth in SECTION 4.10.

            "GAAP" means United States generally accepted accounting principles, consistently applied.

            "GOVERNMENTAL AUTHORITY" means: (a) any nation, state, county, city, town, municipality, village, district, territory or other jurisdiction of any nature; (b) any federal, state, municipal or local governmental or quasi-governmental entity or authority of any nature; (c) any court or tribunal exercising or entitled to exercise judicial authority or power of any nature;
(d) any multinational organization or body; and (e) any department or subdivision of any of the foregoing, including any commission, branch, board, bureau, agency, official or other instrumentality exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

            "GOVERNMENT BID" means any offer, proposal or quote made by the Company prior to the Closing Date which is outstanding and which, if accepted, would result in a Government Contract.

            "GOVERNMENT CONTRACT" means any contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchasing agreement, Federal Supply Schedule contract, pricing agreement, CRADA, letter agreement, grant or other similar Contract of any kind, between the Company, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or
(c) any subcontractor with respect to any Contract of a type described in clauses (a) or (b) of this definition, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

            "HAZARDOUS MATERIALS" means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental, Health and Safety Law, or the release of which is regulated under any Environmental, Health and Safety Law, or that poses a hazard to the health and safety of persons or the environment. Without limiting the generality of the foregoing, the term includes: "hazardous substances" as defined in CERCLA; "extremely hazardous substances" as defined in EPCRA; "hazardous waste" as defined in RCRA; "hazardous materials" as defined in HMTA; "chemical substance or mixture" as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons; and radon.

            "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

            "HIPAA" means the Health Insurance Portability and Accountability Act of 1996, including, the Standards for Electronic Transactions, Privacy and Security promulgated by the Department of Health and Human Services under 45 CFR parts 160, 162 and 164.

            "INDEBTEDNESS" means with respect to the Company, at any date, without duplication: (a) all obligations of the Company for borrowed money, whether current, short-term or long-term, secured or unsecured, including all principal, interest, premiums, fees, expenses, overdrafts and pre-payment and other penalties with respect thereto; (b) all obligations of the Company evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of the Company to pay the deferred purchase price of property or services, except trade payables incurred in the Ordinary Course of Business; (d) all obligations of the Company to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker's acceptance or similar instrument; (e) all capital lease obligations; (f) any Liability of the Company with respect to interest rate swaps, collars, caps and similar hedging obligations; and (g) all Indebtedness of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by the Company or secured by any assets of the Company. For purposes of this definition, "CAPITAL LEASE OBLIGATIONS" means the obligations of the Company that are required to be classified and accounted for as capital lease obligations under GAAP, and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date determined in accordance with GAAP together with all obligations to make termination payments under such capital lease obligations.

            "INDEMNIFICATION CAP" has the meaning set forth in SECTION 9.4(a).

            "INDEMNIFICATION THRESHOLD" has the meaning set forth in SECTION 9.4(b).

            "INDEMNIFIED PARTY" has the meaning set forth in SECTION 9.3.

            "INDEMNIFYING PARTY" has the meaning set forth in SECTION 9.3.

            "INDEMNITY ESCROW" means the amount of Two Million Dollars ($2,000,000) placed into escrow by Buyer as a subescrow within the Escrow Amount to cover any claims that arise out of Seller's obligations under SECTION 9.2.

            "INDEPENDENT ACCOUNTING FIRM" has the meaning set forth in SECTION 2.5(b).

            "INFORMATION PRACTICES" has the meaning set forth in SECTION 4.35.

            "INTELLECTUAL PROPERTY" means any or all of the following, and all rights in, arising out of, or associated therewith:

            (a) (i) all patents, including design patents and utility patents;
(ii) all applications for grant of any such patents pending as of the date of this Agreement or as of the

Closing Date or filed within five years prior to the date hereof; (iii) all registrations and recordings thereof, including applications, registrations and recordings with the United States Patent and Trademark Office or any similar office, agency or authority of the United States, any state thereof, the European Union, any nation or political subdivision thereof or any other Governmental Authority; and (iv) all reissues, divisions, extensions, continuations or renewals thereof (collectively, the "PATENTS");

            (b) (i) all trademarks, service marks, trade names, corporate names, business names, logos, trade styles, trade dress, slogans and other source or business identifiers and other similar general intangibles, whether registered or unregistered; (ii) all applications therefor and registrations or recordings thereof, including applications, registrations and recordings with the United States Patent and Trademark Office or any similar office, agency or authority of the United States, any state thereof, the European Union, any nation or political subdivision thereof or any other Governmental Authority; (iii) all reissues, extensions or renewals thereof; and (iv) with respect to any Person, the goodwill of such Person and its business, products and services appurtenant thereto, associated therewith or symbolized thereby (collectively, the "TRADEMARKS");

            (c) (i) all copyrights and mask work rights arising under the Laws of the United States, any state thereof, the European Union, any nation or political subdivision thereof or any other Governmental Authority, whether registered or unregistered and whether published or unpublished; (ii) all applications therefor and registrations and recordings thereof, including applications, registrations and recordings with any such Governmental Authority; and (iii) all reissues, extensions and renewals thereof (collectively, the "COPYRIGHTS");

            (d) all domain names as Internet URLs and all registrations thereof (collectively, the "DOMAIN NAMES");

            (e) all technical documentation, data, trade secrets, designs, drawings, inventions, processes, formulas, know-how, operating manuals and guides, plans, new product development, technical and marketing surveys, material specifications, product specifications, samples, invention records, research records, labor routings, inspection processes, equipment lists, engineering reports and drawings, architectural or engineering plans, and all other confidential business information;

            (f) all marketing and licensing records, sales literature, customer and client lists and information, supplier lists, trade lists, sales forces and distributor networks lists, databases and data collections, pricing and cost information, advertising and promotional materials, service and parts records, warranty records, maintenance records and similar records;

            (g) all computer software (including source code and executable code) (collectively, the "COMPUTER SOFTWARE");

            (h) all rights and incidents of interest in and to all noncompetition, non-solicitation or confidentiality agreements or similar Contracts;

            (i) all rights arising under, and rights to develop, use, sell, license and distribute under, any and all licenses and other Contracts which create rights in or to any of the foregoing; and

            (j) all rights to sue for past infringement of any of the foregoing.

            "INTERESTS" has the meaning set forth in the Recitals to this Agreement.

            "INTERIM FINANCIAL STATEMENTS" has the meaning set forth in SECTION 4.10.

            "IRS" means the United States Internal Revenue Service.

            "KNOWLEDGE" means (a) with respect to the Company or Seller, the actual knowledge of Donna Buckner, James Childs, Ellen Glover, Ed Grimes, Sarah Otchet, Larry Rose, Urusa Salman, and Mike Snyder and (b) with respect to Buyer, the actual knowledge of any director or officer of Buyer. For SECTION 4.23, "Knowledge" of the Company shall also include the actual Knowledge of Gary Sherbert.

            "LAW" means (a) any constitution, statute, code, ordinance, regulation, treaty, rule, common law, policy, interpretation or guidance document enacted, published or promulgated by any Governmental Authority; and
(b) with respect to a particular Person, the terms of any Order binding upon such Person or its assets or properties.

            "LEASED REAL PROPERTY" has the meaning set forth in SECTION 4.16(b).

            "LIABILITY" means any liability, Indebtedness or other obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated.

            "LIEN" means any charge, claim, mortgage, lease, sublease, occupancy agreement or similar Contract, tenancy, right-of-way, easement, collateral assignment, restrictive covenant, encroachment, burden, condition, Order, community property interest, equitable interest, security interest, lien (statutory or otherwise), pledge, hypothecation, option, right of first refusal or other restriction, limitation, exception or encumbrance of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

            "LICENSED TRADEMARKS" has the meaning set forth in SECTION 6.12.

            "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, operations, condition (financial or otherwise), results of operations, rights, assets (including intangible assets) or liabilities of the Company or a material adverse effect on the ability of the Company or Seller to consummate and perform in a timely manner the transaction contemplated by this Agreement.

            "MATERIAL ADVERSE EVENT" means any one or more events, changes, circumstances, conditions, violations or developments (whether or not arising in the Ordinary Course of Business), which has had or have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            "MATERIAL CONTRACTS" has the meaning set forth in SECTION 4.23(a).

            "OFFER AND ACCEPTANCE LETTERS" means the letters described on
Schedule 1.1 hereto between Buyer and certain officers of the Company describing such officers' terms of employment with Buyer following the Closing.

            "ORDER" means any order, injunction (whether temporary, preliminary or permanent), ruling, decree (including any consent decree), writ, subpoena, verdict, charge, assessment, Consent or other decision entered, issued, made or rendered by any court or other Governmental Authority or by any arbitrator.

            "ORDINARY COURSE OF BUSINESS" means, with respect to a particular Person, an action taken by, or the conduct of, such Person that is:

            (a) consistent with the past practices of such Person in timing, frequency, amount and otherwise and taken in the ordinary course of the normal day-to-day operations of such Person;

            (b) not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

            (c) similar in nature and magnitude to actions customarily taken by, or the conduct of, such Person, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

            "ORGANIZATIONAL DOCUMENTS" means, with respect to a particular Person, (a) if such Person is a corporation, its certificate or articles of incorporation, organization or formation and its by-laws; (b) if such Person is a general partnership, its partnership agreement and any statement of partnership; (c) if such Person is a limited partnership, its certificate of limited partnership and its limited partnership agreement; (d) if such Person is a limited liability company, its certificate or articles of formation or organization and limited liability company or operating agreement; (e) any other charter or similar document adopted or filed in connection with the creation, formation or organization of such Person; and (f) any amendment to any of the foregoing.

            "OWNED INTELLECTUAL PROPERTY" has the meaning set forth in SECTION 4.18(a).

            "PBGC" has the meaning set forth in SECTION 4.29(d).

            "PERMIT" means any permit, license, Consent, exemption, variance, registration, security clearance or other authorization issued or granted by any Governmental Authority.

            "PERMITTED LIENS" means any: (a) Liens for current Taxes not yet due (other than Taxes arising out of the transactions contemplated by this Agreement); (b) Liens of carriers, laborers, materialmen, mechanics, repairmen or warehousemen, and other similar Liens imposed by Law and arising in the Ordinary Course of Business for Liabilities not yet due; and (c) Liens of record or other minor defects of title that do not and could not interfere with the use of such real property or materially diminish the value thereof.

            "PERSON" means any individual, firm, company, general partnership, limited partnership, limited liability partnership, joint venture, association, corporation, limited liability company, trust, business trust, estate, Governmental Authority or other entity.

            "PLAN" or "PLANS" has the meaning set forth in SECTION 4.29(a).

            "PROCEEDING" means any action, claim, complaint, charge, arbitration, audit, hearing, investigation, inquiry, suit, litigation or other proceeding (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

            "PURCHASE PRICE" has the meaning set forth in SECTION 2.2(a).

            "REAL PROPERTY LEASES" has the meaning set forth in SECTION 4.16(b).

            "REFERENCE TANGIBLE ASSET VALUE" means Six Million Six Hundred Thousand Dollars ($6,600,000).

            "REGISTERED INTELLECTUAL PROPERTY" has the meaning set forth in
SECTION 4.18(a).

            "RESOLUTION PERIOD" has the meaning set forth in SECTION 2.5(b).

            "SEC" means the United States Securities and Exchange Commission.

            "SECURITIES ACT" means the Securities Act of 1933 and the rules and regulations promulgated pursuant thereto.

            "SELECTED ACCOUNTING FIRM" has the meaning set forth in SECTION 2.5(a).

            "SELLER PARTY" means (a) prior to Closing, Seller and the Company, and (b) from and after Closing, Seller.

            "SELLER" has the meaning set forth in the introduction to this Agreement.

            "SELLER'S COUNSEL" has the meaning set forth in SECTION 3.2(xi).

            "SELLER'S INVESTMENT BANKER" has the meaning set forth in SECTION 4.33.

            "SUBSIDIARY" means with respect to any specified Person, any other Person (a) whose board of directors or similar governing body, or a majority thereof, may presently be directly or indirectly elected or appointed by such specified Person, (b) whose management decisions and corporate actions are directly or indirectly subject to the present control of such specified Person, or (c) whose voting securities or equity securities are more than fifty percent (50%) owned, directly or indirectly, by such specified Person.

            "TANGIBLE ASSETS ESCROW" means the amount of Five Hundred Thousand Dollars ($500,000) placed into escrow by Buyer as a subescrow within the Escrow Amount pending determination of the Closing Tangible Asset Value.

            "TAX" or "TAXES" means, however denominated, all federal, state, local, territorial, foreign and other taxes, levies, fees, deficiencies, imposts, assessments, impositions or other government charges of whatever nature, including all net income, gross income, estimated income, gross receipts, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, social security, unemployment, worker's compensation, commercial rent, withholding, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, recapture, license, lease, severance, capital, production, corporation, ad valorem, excise, custom, duty, escheat, built in gain pursuant to Code Section 1374 or similar tax, including any interest, fines, penalties and additions (to the extent applicable) thereon or thereto, whether disputed or not, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any Contract with any other Person, and including any Liability for taxes of a predecessor.

            "TAX RETURN" means any report, return, amended return, statement, document, form, claim, declaration or other information or filing (including any schedules or attachments thereto and any amendments thereof) required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, where permitted or required, combined or consolidated returns for any group of entities that includes the Company, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

            "TERM SHEET" has the meaning set forth in SECTION 5.7.

            "THIRD PARTY INTELLECTUAL PROPERTY" has the meaning set forth in
SECTION 4.18(a).

            "TRANSACTION DOCUMENTS" means this Agreement and all other agreements, certificates, instruments and other documents being delivered pursuant to this Agreement or pursuant to such other agreements, certificates, instruments and other documents.

            "TRANSITION SERVICES AGREEMENTS" has the meaning set forth in
SECTION 6.14.

      1.2. CERTAIN INTERPRETIVE MATTERS.

            (a) GENERAL RULES OF CONSTRUCTION. In this Agreement, unless the context otherwise requires:

                  (i) words of the masculine or neuter gender shall include the masculine and/or feminine gender, and words in the singular number or in the plural number shall each include the singular number or the plural number;

                  (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

                  (iii) reference to any agreement (including this Agreement) or other Contract or any document means such agreement, Contract or document as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

                  (iv) any accounting term used and not otherwise defined in this Agreement or any other Transaction Document has the meaning assigned to such term in accordance with GAAP;

                  (v) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding or succeeding such term;

                  (vi) relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including;"

                  (vii) "hereto", "herein", "hereof", "hereinafter" and similar expressions refer to this Agreement in its entirety, and not to any particular Article, Section, paragraph or other part of this Agreement;

                  (viii) reference to any "Article" or "Section" means the corresponding Article(s) or Section(s) of this Agreement;

                  (ix) the descriptive headings of Articles, Sections, paragraphs and other parts of this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement or any of the terms or provisions hereof;

                  (x) references to dollars or "$" in this Agreement shall mean United States Dollars;

                  (xi) reference to any Law or Order, means (A) such Law or Order as amended, modified, codified, supplemented or reenacted, in whole or in part, and in effect from time to time; and (B) any comparable successor Laws or Orders; and

                  (xii) any Contract, instrument, insurance policy, certificate or other document defined or referred to in this Agreement or in any other Transaction Document means such Contract, instrument, insurance policy, certificate or other document as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or Consent and all attachments thereto and instruments and other documents incorporated therein.

            (b) ACKNOWLEDGMENT REGARDING NEGOTIATION AND PREPARATION OF AGREEMENT. The parties hereto further acknowledge and agree that (i) this Agreement is the result of negotiations between the parties hereto and shall not be deemed or construed as having been drafted by any one party, (ii) each of the parties hereto and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any exhibits and schedules attached hereto) and have contributed to its preparation, (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (iv) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

                                    ARTICLE 2

                       PURCHASE AND SALE OF THE INTERESTS

      2.1. PURCHASE AND SALE OF THE INTERESTS. Upon and subject to the terms and provisions of this Agreement, at the Closing, Buyer shall purchase and accept delivery of all of the Interests from Seller, and Seller shall sell, assign, transfer and deliver all of the Interests to Buyer, free and clear of all Liens.

      2.2. PURCHASE PRICE AND PAYMENT.

            (a) PURCHASE PRICE. The total purchase price for the Interests will be Fifty-Three Million Four Hundred Thousand Dollars ($53,400,000) subject to adjustment following the Closing pursuant to SECTION 2.4 (the "PURCHASE PRICE").

            (b) PAYMENT. At the Closing, Buyer shall:

                  (i) pay to Seller the Purchase Price minus the Escrow Amount (such net amount payable by Buyer to Seller at the Closing is sometimes referred to herein as the "CLOSING PAYMENT"); and

                  (ii) deliver to the Escrow Agent the Escrow Amount.

The Closing Payment will be paid to Seller by wire transfer to the account of Seller, which account shall be designated by Seller in writing at least five (5) days prior to the Closing.

            (c) ESCROW. The terms, conditions and procedures by which the Escrow Amount shall be delivered to and disbursed by the Escrow Agent shall be set forth in an Escrow Agreement in the form attached hereto as Exhibit A (the "ESCROW AGREEMENT") to be entered into among Buyer, Seller, the Company and a mutually agreed upon escrow agent (the "ESCROW AGENT").

      2.3. PAYMENT OF INDEBTEDNESS. At or prior to the Closing, the Company will pay or cause the payment of all Indebtedness of the Company (out of the Purchase Price if at the Closing) in exchange for written releases, payoff letters and UCC-3s from each payee, as appropriate, each to be in a form reasonably acceptable to Buyer (collectively, the "DISCHARGES"); provided, however, that with respect to Indebtedness of Seller directly or indirectly guaranteed by the Company or secured by the Interests or any assets of the Company, the Company shall cause all such guarantees or security interests to be cancelled or released pursuant to Discharges without obligating Seller to pay off all such Indebtedness at Closing.

      2.4. ADJUSTMENT TO PURCHASE PRICE.

            (a) CLOSING BALANCE SHEET. As soon as reasonably practicable, but not later than forty-five (45) days following Closing, Buyer shall prepare a draft of the Closing Balance Sheet and deliver it to Seller for review and comment. As soon as reasonably practical following the preparation and delivery of the draft Closing Balance Sheet by Buyer (but not later than thirty (30) days following such delivery), one of the regional accounting firms listed on
Schedule 2.5 hereto, which Buyer and Seller mutually agree to jointly solicit and select immediately after Closing (the "SELECTED ACCOUNTING FIRM"), shall audit and deliver to Buyer and Seller (i) the Closing Balance Sheet; and (ii) based on the Closing Balance Sheet, a calculation of the dollar value of the Closing Tangible Asset Value. The Selected Accounting Firm shall audit the draft Closing Balance Sheet prepared by Buyer and shall provide an opinion whether or not such Closing Balance Sheet has been determined in accordance with this Agreement and GAAP and shall calculate the Closing Tangible Asset Value in accordance with this Agreement. The parties each agree to grant reasonable access to all records of the Company, to each other and to the Selected Accounting Firm, for purposes of this Section, and to follow such procedures and make such submissions to the Selected Accounting Firm, as it may request in auditing the draft Closing Balance Sheet. All documents prepared by the Selected Accounting Firm shall be provided to Buyer and Seller and Buyer and Seller may, at their option, participate in all meetings and communications with the Selected Accounting Firm.

            (b) OBJECTIONS TO CLOSING BALANCE SHEET. The Closing Balance Sheet and the Closing Tangible Asset Value as determined by the Selected Accounting Firm shall become final and binding upon the parties unless, within sixty (60) days following delivery to Seller and Buyer, either Seller notifies Buyer of its objection thereto or Buyer notifies Seller, which objection, in each case, may only be that the Closing Balance Sheet was not properly prepared or audited in accordance with this SECTION 2.4. Any notice of objection shall specify in reasonable detail the reasons for objection on a line item basis. If either party so notifies the other party of its objection to the Closing Balance Sheet and/or the Closing Tangible Asset Value, Seller and Buyer shall negotiate in good faith to resolve any differences and amounts. If within thirty (30) days (the "RESOLUTION PERIOD") following the receipt of such notice by the objecting party any of such differences and amounts have not been resolved, the parties shall submit the dispute to Pricewaterhouse Coopers LLP, or another mutually agreed independent accounting firm selected by Buyer and Seller (the "INDEPENDENT ACCOUNTING FIRM"), for a determination resolving such amounts and issues in dispute. To the extent that the amount of the Closing Tangible Asset Value is not in dispute, the parties shall, at the commencement of the Resolution Period, cause appropriate amounts to be paid or released from the Tangible Assets Escrow to Buyer or Seller, as appropriate. Buyer and Seller each represent and warrant that no party or its Affiliates has or has had any relationship with the Independent Accounting Firm in any capacity including, as auditor, consultant or in a teaming relationship. The Independent Accounting Firm will conduct its own review and evaluate those items or amounts in the Closing Balance Sheet relevant to the calculation of the Tangible Asset Value and shall determine only those items still in dispute at the end of the Resolution Period and shall determine whether such items have been prepared in accordance with the terms of this Agreement and with GAAP. The Independent Accounting Firm will be granted reasonable access to all records of Seller Parties and the parties agree to follow such procedures and make such submissions to the Independent Accounting Firm as it may request in conducting its review and making its determination under this SECTION 2.4(b).

Each party agrees to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter. The Independent Accounting Firm's determination shall be made within forty-five (45) days after its engagement (which engagement shall be made no later than five (5) business days after the end of the Resolution Period), or as soon thereafter as possible, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, conclusive, non-appealable and binding for all purposes hereunder, provided that such determination may be reviewed, corrected or set aside in an arbitration under
SECTION 10.13, but only if the arbitrators find that the Independent Accounting Firm committed manifest error with respect to its determination. The determination of the Independent Accounting Firm shall not be deemed an award subject to review under the Federal Arbitration Act or any other statute. The fees and expenses of the Independent Accounting Firm shall be shared by Buyer and Seller in inverse proportion to the amount in dispute for which each of them is successful.

            (c) PURCHASE PRICE ADJUSTMENT, PAYMENTS. Within ten (10) days of the final determination of the Closing Balance Sheet and the Closing Tangible Asset Value the Purchase Price shall be adjusted and, in accordance with this Agreement and the Escrow Agreement, payments shall be made as follows:

                  (i) If the Closing Tangible Asset Value is greater than or equal to the Reference Tangible Asset Value, Buyer and Seller shall instruct the Escrow Agent to pay to Seller the Tangible Asset Escrow, and Buyer shall pay to Seller in cash an amount equal to the difference between the Closing Tangible Asset Value and the Reference Tangible Asset Value;

                  (ii) If the Closing Tangible Asset Value is not more than $500,000 less than the Reference Tangible Asset Value, Buyer and Seller shall instruct the Escrow Agent to pay to Buyer from the Tangible Asset Escrow the amount by which the Closing Tangible Asset Value is less than the Reference Tangible Asset Value and accordingly, shall instruct the Escrow Agent to pay any remaining balance of the Tangible Asset Escrow to Seller; and

                  (iii) If the Closing Tangible Asset Value is more than $500,000 less than the Reference Tangible Asset Value, Buyer and Seller shall instruct the Escrow Agent to pay to Buyer the entire Tangible Asset Escrow, and Seller shall pay to Buyer in cash the remaining amount by which the Closing Tangible Asset Value is less than the Reference Tangible Asset Value.

      2.5. ALLOCATION. Buyer shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Company's assets in accordance with Code Section 1060 and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate). Buyer shall deliver such allocation to Seller within sixty (60) days after the final resolution of the Closing Tangible Asset Value as described in SECTION 2.4. Such allocation shall become final and binding on the parties hereto fifteen (15) days after Buyer provides such allocation to Seller, unless Seller objects in writing to Buyer, specifying the basis for its objection and preparing an alternative allocation. If Seller does object, Seller and Buyer shall in good faith attempt to resolve the dispute within fifteen (15) days of written notice to Buyer of Seller's objection. Any such resolution shall be final and binding on the parties hereto. Any unresolved disputes shall be promptly submitted to the Independent Accounting Firm for determination, with such determination being final and binding on the parties hereto. Seller and Buyer will each pay one-half of the fees and expenses of the Independent Accounting Firm related to any dispute arising from this
SECTION 2.5. Buyer, Seller, and the Company and their Affiliates shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation agreed to by Buyer and Seller. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation. Neither Buyer nor Seller shall take any position (whether in audits, tax returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable law. The parties hereto will revise the final allocation schedule to the extent necessary to reflect any post-Closing payment made pursuant to or in connection with this Agreement. In the case of any payment referred to in the preceding sentence, Buyer shall propose a revised allocation schedule, and the parties hereto shall follow the procedures outlined above with respect to review, dispute and resolution in respect of such revision.

                                    ARTICLE 3

                                   THE CLOSING

      3.1. CLOSING AND CLOSING DATE. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned in accordance with the terms and provisions of ARTICLE 8, the purchase and sale of the Interests (the "CLOSING") shall take place at 10:00 a.m. (Boston time) on a date to be designated by Buyer and Seller as promptly as practical after all of the conditions to the respective obligations of the parties set forth in ARTICLE 7 shall have been satisfied or waived and, if applicable, the expiration of the waiting period under the HSR Act (such date and time on and at which the Closing actually occurs being referred to herein as the "CLOSING DATE"). The Closing shall take place at the offices of Buyer's counsel, Nixon Peabody LLP, 100 Summer Street, Boston, MA 02110 ("BUYER'S COUNSEL").

      3.2. DOCUMENTS AND ITEMS TO BE DELIVERED TO BUYER BY SELLER PARTIES. At the Closing, Seller Parties will deliver to Buyer:

            (i) Certificates or other documents representing the Interests, duly endorsed for transfer in blank or accompanied by transfer powers duly executed in blank, in proper form for transfer by Seller;

            (ii) A certificate in form and substance reasonably acceptable to Buyer, dated the Closing Date, executed by the President of the Company, and attested to by the Secretary of the Company, and certifying: (i) that attached thereto is a true, correct and complete copy of the Organizational Documents of the Company, including all amendments thereto, as in effect on the Closing Date;
(ii) that attached thereto is a true and complete copy of the resolutions duly adopted by the managers of the Company authorizing the execution and delivery of this Agreement and each of the other Transaction Documents to which the Company is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Closing Date; and (iii) as to the incumbency of the Company's managers and officers and their signatures;

            (iii) A certificate in form and substance reasonably acceptable to Buyer, dated the Closing Date, executed by the President of Seller, and attested to by the Secretary of Seller, and certifying: (i) that attached thereto is a true, correct and complete copy of the Organizational Documents of Seller, including all amendments thereto, as in effect on the Closing Date; (ii) that attached thereto is a true and complete copy of the resolutions duly adopted by the stockholders and directors of Seller authorizing the execution and delivery of this Agreement and each of the other Transaction Documents to which Seller is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Closing Date; and (iii) as to the incumbency of Seller's officers and their signatures;

            (iv) A certificate, in form and substance reasonably acceptable to Buyer, dated the Closing Date, executed by the President of the Company, certifying that (i) the representations and warranties of the Company set forth in this Agreement were true, correct and complete at and as of the date hereof and the Closing Date (provided that representations and warranties which are confined to a specific date shall speak only as of such date); and (ii) that the Company has performed in accordance with the terms thereof each of its agreements and obligations set forth in this Agreement and each of the other Transaction Documents to which the Company is a party to be performed prior to the Closing;

            (v) A certificate, in form and substance reasonably acceptable to Buyer, dated the Closing Date, executed by the President of Seller, certifying that (i) the representations and warranties of Seller and the Company set forth in this Agreement were true, accurate and complete at and as of the date hereof and the Closing Date (provided that representations and warranties which are confined to a specific date shall speak only as of such date); and (ii) each of Seller and the Company performed its respective or joint agreements and obligations set forth in this Agreement and each of the other Transaction Documents to which Seller or the Company is a party to be performed prior to the Closing;

            (vi) Resignations of such managers and officers of the Company as Buyer may request at least five (5) days prior to Closing;

            (vii) Certificates of good standing of the Company from the Secretary of State of the State of Delaware and from the Secretaries of State of each jurisdiction listed on Schedule 4.1 in which the Company is authorized to conduct business as a foreign corporation, each dated not earlier than ten (10) days prior to the Closing Date;

            (viii) A Certificate of Good Standing of Seller from the Secretary of State of the State of Georgia;

            (ix) All Permits and other Consents listed or required to be listed on Schedule 4.8, in form and substance reasonably acceptable to Buyer;

            (x) the Discharges duly executed by each payee;

            (xi) An opinion of Alston & Bird LLP, counsel to Seller Parties ("SELLER'S COUNSEL"), dated as of the Closing Date and addressed to Buyer, in a form reasonably satisfactory to Buyer;

            (xii) The Escrow Agreement, duly executed by an authorized officer of each of Seller and the Company;

            (xiii) A Confidentiality and Non-Solicitation Agreement in the form of Exhibit B attached hereto duly executed by James W. Childs;

            (xiv) The Transition Services Agreements duly executed by an authorized officer of Seller; and

            (xv) Such other certificates and documents as Buyer or Buyer's Counsel may reasonably request.

      3.3. DOCUMENTS AND ITEMS TO BE DELIVERED TO SELLER BY BUYER. At the Closing, Buyer will deliver to Seller:

            (i) Against receipt of certificates or other documents representing the Interests in accordance with SECTION 3.2(a), the Closing Payment and all other amounts required to be paid by Buyer to Seller or the Escrow Agent pursuant to SECTION 2.2;

            (ii) A certificate, in form and substance reasonably acceptable to Seller, executed by an authorized officer of Buyer, dated the Closing Date, and certifying (i) that attached thereto are true and complete copies of the Organizational Documents of Buyer, including all amendments thereto, as in effect on the Closing Date; (ii) that attached thereto are the By-Laws of Buyer, as amended and in effect on the Closing Date; (iii) that attached thereto are the votes duly adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party, and that such votes have not been modified, rescinded or amended and are in full force and effect as of the Closing Date; and (iv) as to the incumbency of Buyer's officers and their signatures;

            (iii) A certificate, in form and substance reasonably acceptable to Seller, executed by an authorized officer of Buyer, dated the Closing Date, and certifying as to the accuracy of Buyer's representations and warranties at and as of the Closing and the performance by Buyer of its agreements and obligations set forth in this Agreement and each of the other Transaction Documents to which it is a party to be performed prior to the Closing;

            (iv) An opinion of Buyer's Counsel, dated as of the Closing Date and addressed to Seller, in a form reasonably satisfactory to Seller Parties;

            (v) The Escrow Agreement, duly executed by an authorized officer of Buyer; and

            (vi) Such other certificates and documents as Seller or Seller's Counsel may reasonably request.

                                    ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

      Seller Parties, jointly and severally, hereby represent and warrant to Buyer as follows:

      4.1. ORGANIZATION AND QUALIFICATION OF THE COMPANY. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with all power and authority to own or lease all of its properties and assets and to conduct its business as presently conducted, and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions listed on Schedule 4.1, which are the only jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary. The Company is not an "investment company" as defined in the Investment Company Act of 1940.

      4.2. SUBSIDIARIES. The Company (a) does not have any Subsidiaries and (b) does not own, nor does it have the right or obligation to acquire, directly or indirectly, any interest in or control over any Person.

      4.3. CAPITALIZATION. Except as set forth on Schedule 4.3, there are no outstanding (a) membership or other ownership interests of the Company; (b) securities of the Company convertible into or exchangeable for membership or other ownership interests of the Company; or (c) subscriptions, options, warrants, rights or other Contracts to acquire from the Company, and no obligation of the Company to issue, any (i) membership or other ownership interests of the Company, or (ii) securities convertible into or exchangeable for membership or other ownership interests of the Company, and no obligation of the Company to grant, extend or enter into any subscription, warrant, option, right, convertible or exchangeable security or other similar Contract. The ownership interests in the Company of the types described in clauses (a), (b) and (c) of this SECTION 4.3, whether or not authorized, issued or outstanding, are hereinafter sometimes referred to, collectively, as "COMPANY SECURITIES." No Company Securities were issued in violation of the Securities Act or other applicable Law. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. Except as disclosed on Schedule 4.3, there are no voting trusts, agreements or other Contracts relating to the ownership, voting or transfer of membership interests of the Company to which the Company or Seller is a party. No Person other than Seller owns of record or beneficially any Company Securities. Except for the Liens set forth on Schedule 4.21 covering a security interest in the assets of the Company and the Interests, all of which shall be satisfied and discharged prior to Closing, the Company has not received any notice of any Lien or any other claim or Proceeding against any Company Securities.

      4.4. AUTHORITY OF THE COMPANY. The Company has all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the other Transaction Documents to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Managers of the Company and by the Board of Directors of Seller and except for those conditions described in Sections 7.1(vi) and 7.1(vii), no other proceedings on the part of the Company or Seller are necessary to authorize this Agreement and each of the other Transaction Documents to which the Company is a party, the performance of such obligations or the consummation of such transactions.

      4.5. ORGANIZATION AND AUTHORITY OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia with all corporate power and authority to own or lease all of its properties and assets and to conduct its business as currently conducted. Seller has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and each of the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Seller and except for the approval of the transactions contemplated by this Agreement by the shareholders and lender of Seller, no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and each of the other Transaction Documents to which Seller is a party, the performance of such obligations or the consummation of such transactions.

      4.6. ENFORCEABILITY. This Agreement has been and each of the other Transaction Documents to which the Company is a party has been (or will be at Closing) duly and validly executed and delivered by the Company and (assuming such agreements constitute a legal, valid and binding obligation of Buyer) constitutes (or will constitute upon Closing following execution thereof) the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. This Agreement and each of the other Transaction Documents to which Seller is a party has been (or will be at Closing) duly and validly executed and delivered by Seller and (assuming such agreements constitute a legal, valid and binding obligation of Buyer) constitutes (or will constitute upon Closing following execution thereof) the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

      4.7. ISSUANCE OF THE INTERESTS; SELLER'S TITLE TO THE INTERESTS. The Interests are duly authorized, validly issued, fully paid and non-assessable. Except as set forth on Schedule 4.7, Seller has good title to and is the lawful, legal, record and beneficial owner of the Interests, free and clear of all Liens and Buyer, at the Closing and upon payment of the Closing Payment, will receive good title to the Interests, free and clear of all Liens.

      4.8. NO VIOLATION OR CONFLICT; CONSENTS. Except as disclosed on Schedule 4.8, neither the execution and delivery by Seller Parties of this Agreement, or any of the other Transaction Documents to which any of Seller Parties is a party, nor the performance by any of Seller Parties of their respective obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without notice or lapse of time, or both):

            (i) violate, contravene, conflict with or breach any term or provision of the Organizational Documents of the Company or Seller or any resolution or vote adopted by the Board of Directors, stockholders, managers or members of the Company or Seller;

            (ii) violate, contravene, conflict with, breach, constitute a default under, require any notice under, or give any Person the right to cancel, modify or terminate, or accelerate the maturity or performance of, any obligation or other Contract or Consent to which any Seller Party is a party or by which any of their respective assets or properties is bound;

            (iii) give any Person the right to cause an indemnity payment to be made by the Company under, or result in the creation or imposition of any Lien upon any property or assets of the Company under, any Contract, Permit, Consent, Law or Order to which any of Seller Parties is a party or by which any of Seller Parties has any rights or Liabilities or any of their respective assets or properties is subject, bound or encumbered;

            (iv) give any Person the right to require the Company to purchase or repurchase, redeem or acquire any Liabilities or Contracts of any kind;

            (v) violate, contravene or conflict with any of the terms, conditions or requirements of, or require any notice to or filing with any Governmental Authority or other Person under, any Permit, Law or Order applicable to any of Seller Parties, or any of their respective assets or properties;

            (vi) give any Governmental Authority the right to revoke, withdraw, suspend, cancel, modify, or terminate any Permit held by the Company; or

            (vii) require any Permit or other Consent of, or filing with or notification to, any Governmental Authority or other Person.

      4.9. DELIVERY OF DOCUMENTS; BOOKS AND RECORDS. The Company has delivered or made available to Buyer the originals or true, correct and complete copies of all Contracts, instruments and other documents, including all amendments, supplements or modifications thereof and waivers currently in effect thereunder, requested by Buyer, referred to in the schedules hereto or otherwise material to the representations and warranties in this Agreement. The books of account, minute books and other records of the Company, which have been made available to Buyer for its inspection, are true, complete and correct. The minute books of the Company contain true, accurate and complete copies of all Organizational Documents of the Company and true, accurate and complete records of all meetings and consents in lieu of meeting of the managers and members of the Company since the date of its organization. At the Closing, all books of account, minute books and other records of the Company shall be in the possession of the Company.

      4.10. FINANCIAL STATEMENTS. The Company has delivered to Buyer copies of
(a) the audited financial statements of the Company as and for the fiscal year ended December 31, 2003, together with all related schedules and notes and accompanied by the report thereon of the Company's Accountants (the "AUDITED FINANCIAL STATEMENTS"); and (b) the unaudited financial statements of the Company as of and for the six (6) month period ended June 30, 2004, together with all related schedules and notes (the "INTERIM FINANCIAL STATEMENTS" and, together with the

Audited Financial Statements, the "FINANCIAL STATEMENTS"). The balance sheets (including, where applicable, the related notes and schedules) included in the Financial Statements fairly present the financial position of the Company as of the date thereof, and the statements of income (or statements of results of operations), stockholders' equity and cash flows (including the related notes and schedules) included in the Financial Statements fairly present the results of operations, stockholders' equity, and retained earnings and cash flows, as the case may be, of the Company for the periods or as of the dates, as the case may be, set forth therein, in each case in accordance with GAAP, including all accruals and recognition of contract gains and losses in accordance with the Company's estimates, except, in the case of the Interim Financial Statements, the omission of footnote information. The Financial Statements reflect the consistent application of accounting principles throughout the periods involved, except as disclosed in the notes of such Financial Statements. No financial statements of any Person other than the Company are required by GAAP to be included in the Financial Statements.

      4.11. UNDISCLOSED LIABILITIES. To the Knowledge of the Company, the Company has no Liabilities that were not reflected or reserved against on the balance sheet included in the Interim Financial Statements or are not required by GAAP to be reflected on the Interim Financial Statements. Since the date of the Interim Financial Statements, the Company has not incurred any Liabilities other than current Liabilities which (a) have been incurred in the Ordinary Course of Business and (b) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      4.12. ACCOUNTING PRACTICES. The Company makes and keeps accurate books and records in accordance with sound business practices reflecting its assets and maintains proper and adequate internal accounting controls that provide reasonable assurance that (a) transactions are executed in accordance with management's authorization and (b) transactions are recorded as necessary to permit preparation of the Company's Financial Statements and to maintain accountability for the assets of the Company.

      4.13. ABSENCE OF CERTAIN CHANGES. Except as disclosed on Schedule 4.13, since April 30, 2004, (a) the Company has conducted its business only in the Ordinary Course of Business and has not taken any of the actions prohibited by
SECTION 6.1, and (b) there has not occurred any Material Adverse Event.

      4.14. COMPLIANCE WITH LAW; NECESSARY PERMITS.

            (a) NO VIOLATIONS. The Company is not in violation of, conflict with, default under or breach of (a) any Law or Order applicable to the Company or by which any property or asset of the Company is bound or affected; or (b) any Permit or other Consent to which the Company is a party or by which any property or asset of the Company is bound or affected.

            (b) NO NOTICE. Without limiting the generality of the foregoing, the Company has not received any notice or other communication (whether written or oral), and no Proceeding is pending, or to the Knowledge of the Company, threatened, from or before any Governmental Authority or other Person regarding
(i) any actual, alleged, possible or potential violation of, or failure to comply with, any Law or Order or (ii) any actual, alleged, possible or potential Liability for any remedial action of any nature.

            (c) NECESSARY PERMITS. The Company has all material Permits necessary or required to conduct its business except for those Permits the absence of which are not likely to have a Material Adverse Effect. The Company is in compliance with the terms of such Permits. No suspension or cancellation of any of such Permits is pending, or to the Knowledge of Seller Parties, threatened except for any noncompliance of which is not likely to have a Material Adverse Effect.

      4.15. LITIGATION. Except as disclosed on Schedule 4.15, there is no Proceeding, pending or, to the Knowledge of Seller Parties, threatened, against or relating to the Company, or that otherwise relates to or may affect the business of or assets owned or used by the Company, or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any of the other Transaction Documents. The Company is not subject to any outstanding Order. There are no Proceedings by any Governmental Authority pending to which the Company or Seller is a party or of which any of their respective property is the subject, and, to the Knowledge of Seller Parties, no such Proceedings are threatened or contemplated.

      4.16. OWNED AND LEASED REAL PROPERTY.

            (a) OWNED REAL PROPERTY. The Company does not own any real property in fee or otherwise, except for the leasehold interests of the Company in the Leased Real Property.

            (b) LEASED REAL PROPERTY. Set forth on Schedule 4.16(b) is a true, correct and complete list of all leases, subleases, licenses, occupancy agreements and other Contracts under which the Company uses or occupies or has the right to use or occupy any real property (the "REAL PROPERTY LEASES"). With respect to the real property leased by the Company pursuant to the Real Property Leases (the "LEASED REAL PROPERTY"):

                  (i) Leases. The Company has heretofore delivered to Buyer true, correct and complete copies of all of the Real Property Leases. Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company as tenant thereunder are current, and no termination event or condition or uncured default of a material nature on the part of the Company or, to the Knowledge of Seller Parties, on the part of any other party thereto exists under any Real Property Lease. All of the Real Property Leases will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated by this Agreement. The Company has a good and valid leasehold interest in, or license to use, each parcel of Leased Real Property leased by it or licensed by it, as the case may be, free and clear of all Liens, except Permitted Liens.

                  (ii) Improvements. All of the improvements on the Leased Real Property, including buildings, structural elements, mechanical systems, roofs or parking and loading areas (A) to the Knowledge of the Company are in good operating condition and repair and have been well maintained; (B) to the Knowledge of the Company are free from infestation by rodents or insects; (C) are adequate and suitable for the purposes for which they are currently being used.

                  (iii) Compliance with Law; Permits. The Company has received no notice from any Governmental Authority of any violation of any law or order issues with respect to any of the Leased Real Property. All Permits required in connection with the use or occupancy of the Leased Real Property or required in connection with the operation thereof are presently in effect, and the Leased Real Property has been used and operated and maintained in accordance with applicable Laws and Orders.

            4.17. TANGIBLE PERSONAL PROPERTY. Set forth on Schedule 4.17 is a true, correct and complete list of each item of tangible personal property with an original cost in excess of Five Thousand Dollars ($5,000) used in connection with the Company's business. Except as disclosed on Schedule 4.17, the Company is in possession of and has good title to, or has valid leasehold interests in, all tangible personal property used in the business of the Company. All such tangible personal property is owned by the Company, free and clear of all Liens (or will be free and clear at the Closing), or is leased under valid leases in full force and effect, and in any case, is in good working condition and repair, free from material defects (patent and latent) and is adequate and suitable for the purpose for which it is currently being used. Except as specifically indicated on Schedule 4.17, no Person other than the Company owns any vehicles, equipment, computer systems, Intellectual Property or other tangible assets or properties situated on the Leased Real Property or which are used in or are necessary for the operation of the Company's business, except for leased items described on Schedule 4.17 and for items of immaterial value. The tangible personal property owned by the Company is sufficient for the continued operation of the Company in the Ordinary Course of Business and for the conduct of its business after the Closing Date in the same manner as conducted prior to the Closing.

      4.18. INTELLECTUAL PROPERTY.

            (a) INTELLECTUAL PROPERTY RIGHTS. Set forth on Schedule 4.18(a) is a true, correct and complete list of all (i) material Patents, Trademarks, Copyrights, Domain Names and Computer Software (collectively, the "REGISTERED INTELLECTUAL PROPERTY") included in the Intellectual Property that are owned or held by the Company (the "OWNED INTELLECTUAL PROPERTY") and (ii) the Intellectual Property owned or held by third parties that is otherwise used in the business of the Company (the "THIRD PARTY INTELLECTUAL PROPERTY", together with the Owned Intellectual Property, the "COMPANY INTELLECTUAL PROPERTY") and identifies all license agreements and other similar Contracts in effect on the date hereof pursuant to which any such Company Intellectual Property is licensed to or from the Company. Except as otherwise indicated on Schedule 4.18(a), (i) the Company is the sole and exclusive owner or holder of such Owned Intellectual Property free and clear of any royalty or other payment obligation or Lien; and
(ii) there are no Contracts which restrict or limit the use by the Company of such Company Intellectual Property.

            (b) USE AND PROTECTION OF INTELLECTUAL PROPERTY.

            (i) (A) the Registered Intellectual Property disclosed on Schedule 4.18(a) is valid and enforceable; (B) the Company Intellectual Property is all of the Intellectual Property used by the Company or necessary for the Company to conduct its business as it is currently conducted; (C) to the Knowledge of Seller Parties, the Owned Intellectual Property does not violate any trade secret agreement and does not infringe on any Patents, Trademarks, Copyrights or any other Intellectual Property of any Person in any country; (D) all use by, and disclosure of the Owned Intellectual Property to, any other Person has been pursuant to the terms of a written Contract with such Person and all use of Third Party Intellectual Property has been pursuant to the terms of a written Contract with such Person or is otherwise lawful; (E) all reasonable action necessary to protect the Owned Intellectual Property has been taken by the Company; (F) the Company has required all professional and technical employees and consultants, and other employees and consultants having access to the Company Intellectual Property, to execute Contracts under which such employees or consultants are required to convey to the Company ownership of all inventions and developments conceived or created by them in the course of their employment and to maintain the confidentiality of all such Company Intellectual Property; and (G) all maintenance and license fees, taxes, annuities and renewal fees have been paid and all other necessary actions to maintain the Registered Intellectual Property have been taken;

                  (ii) To the Knowledge of Seller Parties, the Company has not interfered with, infringed upon or misappropriated any Intellectual Property rights of any Person, and the Company has not received any written notice of a claim that any of the Owned Intellectual Property has expired, is not valid or enforceable in any country or that it infringes upon, conflicts with or misappropriates any Intellectual Property of any Person, and no such claims or controversies currently exist; and

                  (iii) Neither the Company nor Seller has given any notice of infringement to any Person with respect to any of such Intellectual Property or has become aware of facts or circumstances evidencing the infringement by any Person of any of such Intellectual Property.

            4.19. ACCOUNTS RECEIVABLE. Set forth on Schedule 4.19 is a true, correct and complete list, as of July 15, 2004 of billed Accounts Receivable of the Company and as of June 30, 2004 of unbilled Accounts Receivable of the Company, which includes an aging of all Accounts Receivable and notes receivable showing amounts due in 30-day aging categories. The Accounts Receivable and notes receivable of the Company (i) represent valid obligations arising in the Ordinary Course of Business from sales made or services actually performed by the Company in the Ordinary Course of Business; (ii) are generally due within forty-five (45) days after being accrued on the books of the Company; (iii) are not subject to any defense, counterclaim or right of set-off, and (iv) to the Knowledge of the Company, have not had the funding associated with them expired or withdrawn.

      4.20. ACCOUNTS PAYABLE. Set forth on Schedule 4.20 is a true, correct and complete list, as of July 15, 2004, of the accounts and notes payable of the Company specifying in each case the payee, the face amount of each payable, the age of each payable regardless of classification on the balance sheet account and any defenses, set-offs or counterclaims that may exist with respect thereto, which includes an aging of all accounts and notes payable showing amounts owing in thirty (30) day aging categories. All accounts and notes payable of the Company (collectively, the "ACCOUNTS PAYABLE") have been incurred or have arisen only in the Ordinary Course of Business. Except as disclosed on Schedule 4.20, there is no dispute between the Company or any payee with respect to any Account Payable.

      4.21. LIENS. Except for Permitted Liens and Liens disclosed on Schedule 4.21, the Interests are not subject to and neither the Company nor Seller has granted, created or suffered to exist with respect to any of the Company's assets or properties, any Lien.

      4.22. INSURANCE. Set forth on Schedule 4.22 is a true, correct and complete list of (a) all insurance policies maintained by the Company or in which the Company has an interest; (b) the names of the providers of such insurance policies; and (c) all claims made under such policies since December 31, 2002, including all outstanding claims. Each such insurance policy is in full force and effect and will continue to be in full force and effect with respect to those policies maintained by the Company immediately following the Closing. All premiums due and payable under all such policies have been paid, the Company will not be liable for retroactive premiums or similar payments, and the Company is otherwise in compliance with the terms of such policies. Since December 31, 2002, the Company has not received any notice of cancellation, termination or material premium increase with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. The Company has previously provided Buyer with a true, correct and complete copy of each such policy. All claims thereunder have been filed in a due and timely fashion in the manner required by the policy or binder. Except as set forth on Schedule 4.22, the Company does not have any self-insurance or co-insurance programs.

      4.23. MATERIAL CONTRACTS.

            (a) GENERAL. Set forth on Schedule 4.23 is a true, complete and correct list of each of the following Contracts to which the Company is a party or by which the Company or any of its assets or properties is bound (together with the Government Contracts and Government Bids listed on Schedule 4.24, the "MATERIAL CONTRACTS"):

                  (i) all leases, subleases, licensees and other similar Contracts concerning the use, occupancy, management or operation of any Leased Real Property;

                  (ii) all Contracts under which the Company has granted or received any license or other right to use Company Intellectual Property;

                  (iii) all Contracts relating to the confidentiality, non-disclosure or ownership of any Company Intellectual Property or other rights or assets of the Company or any other Person;

                  (iv) all leases, subleases, licenses and other similar Contracts under which the Company has granted or received any license or other right to use any tangible personal property with an original cost in excess of over Five Thousand Dollars ($5,000);

                  (v) all Contracts for the sale of spare parts, materials, equipment or other personal property to the Company or for the furnishing of services to the Company under the terms of which the Company (A) is likely to pay or otherwise give consideration of more than $25,000 in the aggregate during any calendar year or other twelve-month period, (B) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate over the remaining term of such Contract, or (C) cannot be cancelled by the Company without penalty or further payment and without more than thirty (30) days' notice;

                  (vi) all Contracts for the sale by the Company of any product, inventory, parts, equipment or other personal property or the furnishing by the Company of services under the terms of which the Company (A) is likely to be paid or otherwise receive consideration of more than $25,000 in the aggregate during any calendar year or other twelve-month period,
      (B) is likely to be paid or otherwise receive consideration of more than $50,000 in the aggregate over the remaining term of such Contract, or (C) cannot be cancelled by the Company without penalty or further payment and without more than thirty (30) days' notice;

                  (vii) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising and similar Contracts;

                  (viii) all promissory notes of the Company and other Contracts relating to any loan, capital financing or any other Indebtedness of the Company; all Contracts pursuant to which the Company has entered into any guaranties of any Indebtedness or other Liability of any Person, and other similar Contracts; and all Contracts relating to any loan or financing from the Company to any Person;

                  (ix) all Contracts pursuant to which the Company has granted to any Person a Lien on any of its assets or properties;

                  (x) all Contracts that limit or restrict, or purport to limit or restrict, the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

                  (xi) all Contracts between or among the Company, on one hand, and any of Seller or any Affiliate of Seller (other than the Company), on the other hand;

                  (xii) all management Contracts and Contracts with independent contractors or consultants, and other similar Contracts, that are not cancelable without penalty or further payment and without more than thirty
      (30) days' notice;

                  (xiii) all employment, compensation bonus, severance pay, termination pay, change of control and deferred compensation Contracts, and other similar Contracts, between the Company and any employee of or consultant to the Company;

                  (xiv) all collective bargaining agreements and other similar Contracts between the Company and any labor union or other labor organization;

                  (xv) all Plans and all Contracts providing for benefits under any Plan;

                  (xvi) all polices of insurance and other similar Contracts;

                  (xvii) all tax sharing Contracts;

                  (xviii) all Contracts pursuant to which the Company acquired or has any right to acquire all or any substantial part of the business and properties or capital stock of any Person (including any acquisition structured as a sale of stock, sale of assets, merger, consolidation or share exchange), and any Contract pursuant to which any Person has the right to so acquire the Company; and

                  (xix) all other Contracts, whether or not made in the Ordinary Course of Business, which are material to the Company, or the absence of which would have a Material Adverse Effect.

            (b) DELIVERY OF MATERIAL CONTRACTS. The Company has previously provided or made available to Buyer (i) a true, correct and complete copy of each written Material Contract; (ii) a written summary of the material terms and conditions of each oral Material Contract; and (iii) has made available all material correspondence and reports related to each Material Contract or the performance thereof.

            (c) BINDING ENFORCEABILITY AND EFFECT. Other than any Material Contract which has terminated or expired in accordance with its terms, each of the Material Contracts identified and disclosed on Schedule 4.23 is valid, binding and enforceable in accordance with its terms and is in full force and effect, and assuming all Consents required by the terms thereof or applicable Law have been obtained, such Material Contracts will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the Closing.

            (d) NO VIOLATION, BREACH OR DEFAULT. The Company is not, nor has the Company or Seller received any notice that the Company is, nor, to the Knowledge of Seller Parties, is any other party to a Material Contract in violation, breach or default in any material respect thereunder, and, to the Knowledge of Seller Parties, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a violation, breach or default since December 31, 2002. No party to any Material Contract has (i) indicated to the Company its intention to amend or terminate the Contract, (ii) alleged any failure to perform on the part of the Company or (iii) made any claims against, or sought indemnification from, the Company as to any matter arising under or with respect to such Material Contract, and, to the Knowledge of Seller Parties, neither Seller, the Company nor any of its directors or officers has been advised that any such claims may be asserted or initiated. Except for Liens made in accordance with the Assignment of Claims Act, 31 U.S.C.
Section 3727, and the Assignment of Contracts Act, 31 U.S.C. Section 15, the Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any right, title or interest in or to any of the Material Contracts, or any account receivable relating thereto, whether as a security interest or otherwise.

            (e) FIXED PRICE CONTRACTS. With respect to each of the Material Contracts that provides for a fixed price to be paid to the Company upon the performance of the Company's services, (i) the estimate to complete set forth in the Company's books represents the Program Manager's best estimate of all costs expected to be incurred in order to secure final payment under the Contract;
(ii) all known risks related to delivery or cost have been set forth in the Company's books; (iii) such Contract does not include retention or liquidated damages provisions that could impose aggregate costs to the Company exceeding $10,000 per Material Contract; and (iv) except as set forth on Schedule 4.23, no work is being performed on such Contract outside the scope of the Contract.

            (f) DELIVERABLES. Except as set forth on Schedule 4.23, with respect to any Material Contract, (i) the acceptance of any deliverables has not been contested; (ii) there are no outstanding requests for the removal of any of the Company's personnel from the contract; (iv) no penalties of any type have been assessed; and (v) there are no pending or to, the Company's Knowledge, threatened, contract suspension, scope reduction or curtailment actions.

      4.24. GOVERNMENT CONTRACTS.

            (a) LIST. A true and correct list of each Government Contract which is in effect as of the date of this Agreement and each Government Bid to which the Company is a party and for which an award has not been issued thirty (30) days or more prior to the date of this Agreement, is set forth in Schedule 4.24.
Schedule 4.24 sets forth a true and correct list of each Government Contract which is in effect as of the date of this Agreement.

            (b) COMPLIANCE; NO DEFAULT. Except as set forth in Schedule 4.24, to the Knowledge of Seller Parties: (i) the Company has fully complied with all material terms and conditions of each Government Contract and Government Bid to which it is a party as required; (ii) the Company has complied with all material requirements of any statute, rule or regulation pertaining to such Government Contract or Government Bid; (iii) all representations and certifications made by the Company with respect to such Government Contract or Government Bid were accurate in every material respect as of their effective date and as of the date hereof and the Company has fully complied with all such representations and certifications in all material respects; and (iv) no termination for default, cure notice or show cause notice has been issued and remains unresolved.

            (c) INVESTIGATIONS; AUDIT. Except as set forth in Schedule 4.24: (i) to the Knowledge of Seller Parties, none of the Company's employees, consultants or agents is (or, to the Knowledge of Seller Parties, during the last five years has been) under administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the business of the Company; (ii) except for contract audits of a routine nature, there is not currently pending, nor has there been pending within the last two (2) years, any audit or investigation of the Company or any of its officers, directors, employees or representatives with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid by the Defense Contract Audit Agency of the United States, General Accounting Office, Defense Criminal Investigative Service, the Department of Justice or any United States Attorney Office, nor has any such audit or investigation been threatened in writing; and (iii) during the last two
(2) years, the Company has not made any voluntary disclosure in writing to the Government or any other Governmental Authority with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid. Except as set forth in Schedule 4.24, the Company has not had any such irregularities, misstatements or omissions arising under or relating to any such Government Contract or Government Bid that has led to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

            (d) CLAIMS; DISPUTES. Except as set forth in Schedule 4.24 there are
(i) no outstanding written claims against the Company or, to the Company's Knowledge, any pending claims, either by any Governmental Authority or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid to which the Company is a party, and (ii) no written outstanding disputes between the Company, on the one hand, and any Governmental Authority, on the other hand, under the Contract Disputes Act or any other Federal statute or between the Company, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any such Government Contract or Government Bid.

            (e) SUSPENSIONS; DEBARMENTS. Except as set forth in Schedule 4.24, none of the Company nor, to the Knowledge of Seller Parties, any of its employees, consultants or agents is (or during the last five years has been) suspended or debarred from bidding on contracts or subcontracts or doing business with any Governmental Authority or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for government contracting. Except as set forth in Schedule 4.24, to the Knowledge of Seller Parties, the Company has conducted its operations in all material respects in compliance with all requirements of all Laws pertaining to all Government Contracts and Government Bids. No suspension or debarment action with respect to Government Contracts has been threatened in writing or commenced against the Company or any of its officers, directors or current employees. To the Knowledge of Seller Parties, there is no valid basis, nor current specific circumstances which with the passage of time could become a basis, for the Company's suspension or debarment from bidding on contracts or subcontracts from any Governmental Authority.

            (f) DISCLOSURES. Except as set forth in Schedule 4.24, to the Knowledge of Seller Parties, the Company has not made any untrue statement of material fact, or failed to state a material fact necessary to make the statements therein contained, in light of the circumstances in which they are made, not misleading, except for any untrue statement or failure to state a material fact that would not result in any material liability to the Company as a result of such untrue statement or failure to state a material fact in any statement, representation or warranty, in any Government Contract, any Government Bid or any exhibit thereto or in any certificate, statement, list, schedule or other document submitted or furnished to any Governmental Authority in connection with any Government Contract or Government Bid contained on the date so furnished or submitted (or on any other date where such statement, representation or warranty is deemed made or brought down as of a subsequent date either under applicable Law or pursuant to the applicable Government Contract or Government Bid or any exhibit thereto or in any written certificate, statement, list, schedule or other document submitted or furnished to any Governmental Authority in connection with such Government Contract or Government
Bid).

            (g) RATE SUBMISSIONS. Except as set forth in Schedule 4.24, the final indirect rate submissions, including all support schedules, submitted to any Governmental Authority with respect to Government Contracts of the Company have been approved for all years prior to 2000. Except as listed on Schedule 4.24, the Company has submitted final invoices for all Contracts or option periods with a period of performance ending prior to June 30, 2004.

            (h) NATIONAL SECURITY. The Company is in compliance in all material respects with all national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995).

            (i) PROCUREMENT. Except as set forth in Schedule 4.24, to the extent required by Law, all Government Contracts have been awarded, and all Government Bids have been submitted, under a full and open procurement process without preferential treatment of any kind. None of the Government Contracts listed on
Schedule 4.24 are subject to termination by a Governmental Authority solely as a result of the consummation of the transactions contemplated by this Agreement.

            (j) COST AND PRICING. To the Knowledge of Seller Parties, there exists no basis for a claim of any material liability by any Government Authority as a result of defective cost and pricing data submitted to such Governmental Authority, including any such data relating to liabilities accrued on the Company's books or in its financial accounts for deferred compensation to any Company employees. To the Knowledge of Seller Parties, no audit or review of any Government Contract or agreement will likely result in the disallowance of, or claim for, any amount paid or payable to the Company under such contract or agreement, whether as a result of excess payments, excess profit recapture or otherwise.

            (k) FOREIGN NATIONALS. Except as set forth on Schedule 4.24, there are no foreign nationals employed in any Government Contract nor are there any employees or contractors working on Government Contracts outside of the United States.

            (l) MANDATORY MODIFICATIONS. Seller has properly processed all mandatory modifications issued by GSA including FX03, FX04 and FX06 and has received fully-approved and executed modifications with respect thereto.

      4.25. RELATED PARTY TRANSACTIONS. Except as disclosed on Schedule 4.25, neither Seller nor any, employee or Affiliate of the Company: (a) has any cause of action or other claim whatsoever against, or owes any amounts to, the Company except for claims of employees in the Ordinary Course of Business, such as for accrued vacation pay or for accrued benefits under a Plan maintained by the Company; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which the Company is using or which is necessary for the business of the Company; (c) owns any direct or indirect interest of any kind in, or is an Affiliate or employee of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person that is (i) a competitor, supplier, customer, client, distributor, lessor, tenant, creditor or debtor of the Company, (ii) engaged in a business related to the business of the Company or (iii) participating in any transaction to which the Company is a party; or (d) otherwise is or has been a party to any Contract or transaction with the Company.

      4.26. CUSTOMERS AND SUPPLIERS.

            (a) CUSTOMERS. Set forth on Schedule 4.26 is a list of the ten (10) largest customers of the Company (on a consolidated basis) for the most recent fiscal year and set forth opposite the name of each such customer on Schedule
4.26 is the percentage of consolidated net sales attributable to such customer. Since December 31, 2003, no customer listed on Schedule 4.26 has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from the Company outside of decreases which occur in the Ordinary Course of Business. Also set forth on
Schedule 4.26 is a true, correct and complete list of any additional customers that the Company reasonably anticipates shall be among the ten (10) largest customers for the current fiscal year. For purposes of this SECTION 4.26, "CUSTOMER" shall mean any Person who or which has entered into a Contract with the Company under which such Person has agreed to purchase, license or otherwise acquire or distribute the Company's goods or services (without regard to the end user of the goods or services in question).

            (b) SUPPLIERS. Since December 31, 2003, no material supplier of the Company has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Company.

      4.27. EMPLOYEES; EMPLOYMENT AGREEMENTS.

            (a) EMPLOYEES AND CONSULTANTS. Set forth on Schedule 4.27 is a true, correct and complete list of all employees of and consultants to the Company as of June 30, 2004 (including each employee on leave of absence or on layoff status) showing, in respect of each such employee, (i) job title and function,
(ii) date of hire, (iii) hourly wage rate or salary or other basis of compensation, (iv) type of security clearance, (v) each bonus, hourly rate increase and/or salary increase granted (or committed to be granted, whether in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents or otherwise), since December 31, 2003, (vi) accrued vacation, sick time or other paid time off, and (vii) service credited for purposes of vesting and eligibility to participate in any Plan. Each employee of the Company has all material licenses, authorizations and security clearances necessary or required for such employee to perform his or her duties and responsibilities on behalf of the Company. All employees of the Company are citizens of, or are authorized in accordance with federal immigration laws to be employed in the United States.

            (b) EMPLOYEE AND CONSULTANT AGREEMENTS. Set forth on Schedule 4.27 is a true, correct and complete list of each employment, compensation, bonus, severance pay, termination pay, change of control and deferred compensation agreement or similar Contract between the Company or Seller and any employee of the Company (collectively, the "EMPLOYMENT AGREEMENTS"). Except as disclosed on
Schedule 4.27, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment being made or coming due from the Company to any employee of, or consultant to, the Company pursuant to any such Contract.

      4.28. EMPLOYEE RELATIONS.

            (a) LABOR ACTIVITIES. There has not occurred nor has the Company been threatened with any strikes, slow downs, picketing, work stoppages, concerted refusals to work overtime or other similar labor activities by employees of the Company. The employees of the Company are not represented by any labor union or other labor representative, and there are no collective bargaining agreements or other labor contracts in effect with respect to such employees. To the Knowledge of Seller Parties, there are no Persons attempting to represent or organize or purporting to represent any employees of the Company. The Company has complied and is complying with all Laws relating to the employment of labor, including the provisions relating to wages, hours, collective bargaining and employee health, safety and welfare.

            (b) EMPLOYEE LITIGATION. Except as disclosed on Schedule 4.28, there are no Proceedings against the Company or, to the Knowledge of Seller Parties, threatened, based on, arising out of, in connection with, or otherwise relating to, the employment (or termination of employment) by the Company of any individual, including individuals classified as independent contractors or "leased employees" (within the meaning of Section 414(n) of the Code), or the failure to employ any individual, including any Proceeding relating to employment discrimination, equal pay, employee health, safety or welfare, sexual harassment, immigration, wages and hours or workers' compensation

      4.29. EMPLOYEE BENEFIT MATTERS.

            (a) PLANS. Except as disclosed on Schedule 4.29(a), neither the Company nor any ERISA Affiliate maintains, sponsors or contributes to, or has any obligation to contribute to or have any Liability with respect to any plan, program, policy or Contract which is an employment, consulting, severance pay, termination pay, change in control or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, stock appreciation rights, phantom stock, fringe benefit, vacation, sick leave, life, health, medical, disability or accident insurance plan, or other employee benefit plan, program, policy or Contract, including any "employee benefit plan" as defined in Section 3(3) of ERISA under which the Company has any Liability (individually, a "PLAN," and collectively, the "PLANS"). Each such Plan is identified on Schedule 4.29(a) to the extent applicable, as one or both of the following: an "employee pension benefit plan" (as defined in Section 3(1) of ERISA) or an "employee welfare plan" (as defined in Section 3(2) of ERISA).

            (b) PLAN LIABILITIES. Neither the Company nor any of its ERISA Affiliates is subject to any Liability under Title IV of ERISA, Section 302 of ERISA, Section 412 or 4971 of the Code, whether in respect of any Plan maintained by the Company or by any other employer or Person or otherwise. No event has occurred, and to the Knowledge of the Seller Parties, no circumstance exists, in connection with which the Company or any of its ERISA Affiliates, or any Plan, directly or indirectly, could be subject to any material Liability under ERISA, the Code or any other applicable Law or under any Contract, Law or Order, pursuant to or under which the Company has agreed to indemnify or is required to indemnify any Person against any Liability incurred under, or for a violation or failure to satisfy the requirements of ERISA, the Code or any other statute, regulation or order applicable to any Plan.

            (c) PLAN ADMINISTRATION AND COMPLIANCE. With respect to each Plan:
(i) all payments due from the Company have been timely made and all amounts properly accrued as liabilities of the Company which have not been paid have been and will be properly recorded on the books of the Company; (ii) each such Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to, and the consummation of the transactions contemplated hereby will not, adversely affect such qualification or exemption; (iii) there are no Proceedings pending (other than routine claims for benefits) or, to the Knowledge of Seller Parties, threatened with respect to such Plan or against the assets of such Plan; (iv) except as set forth on Schedule 4.29(c), such Plan can be terminated within thirty (30) days, without payment of any additional contribution or amount by the Company and without the vesting or acceleration of any benefits promised or provided by such Plan; and (v) the Company has complied with, and such Plan conforms in form and operation to, all applicable Laws, including ERISA and the Code.

            (d) PROCEEDINGS. No Plan is under audit or is the subject of an investigation or other Proceeding by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC") or any other Governmental Authority. The Company and its ERISA Affiliates have paid all amounts due to the PBGC pursuant to Section 4007 of ERISA.

            (e) EFFECT OF TRANSACTIONS. Except as disclosed on Schedule 4.29(e), the consummation of the transactions contemplated by this Agreement and of the other Transaction Documents (alone or together with any other event) will not
(i) entitle any Person to any benefit under any Plan, (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation or other benefit due to any Person under any Plan, or (iii) result in the payment or series of payments by the Company to any Person of an "excess parachute payment" within the meaning of Section 280G of the Code, or any other payment which is not deductible for federal income tax purposes under the Code, whether or not such payment is considered to be reasonable compensation for services rendered.

            (f) NO CONTINUING LIABILITIES. Except as disclosed in the Financial Statements, the Company has no material Liability with respect to an obligation to provide benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than (i) coverage mandated by Part 6 of Title I of ERISA or
Section 4980B of the Code or state law, (ii) retirement or death benefits under any employee pension plan, (iii) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, (iv) deferred compensation benefits accrued as liabilities on the books of the Company, (v) worker's compensation or similar benefits, (vi) accrued vacation or sick leave or (vii) benefits in the nature of severance pay.

            (g) DELIVERY OF PLAN DOCUMENTS. The Company has delivered to Buyer, with respect to each Plan for which the following exists:

                (i) a copy of the three most recent forms 5500 with respect to each Plan;

                (ii) the most recent copy of the Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Plan, all current material employee communications relating to such Plan, and, unless the Plan is embodied entirely in an insurance policy to which the Company or any of its ERISA Affiliates are a party, a true and complete copy of such Plan;

                (iii) if the Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a true, correct and complete copy of the trust instrument or other funding agreement; and

                (iv) the most recent determination letter received from the IRS with respect to each Plan that is intended to be a "qualified plan" under
      Section 401 of the Code.

            (h) DELIVERY OF PLAN FINANCIAL STATEMENTS. With respect to each Plan for which financial statements are required by ERISA, Seller Parties have delivered to Buyer true, correct and complete copies of such financial statements for the last three fiscal years of such Plan and other than investment gains or losses or additional contributions or distributions since the most recent financial statement there has been no material adverse change in the financial status of such Plan since the date of such interim financial statements.

            (i) NO NEW PLANS OR AMENDMENTS. The Company (and to the extent liability could reasonable accrue to the Company, its ERISA Affiliates) have not announced a plan or legally binding commitment to create any additional Plans or to amend or modify any existing Plan, other than amendments required by Law or those that would not materially increase costs under any such Plan.

            (j) COMPLIANCE. The Company and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801 and 9802 of the Code.

            (k) CERTAIN PLANS. Neither the Company nor any of its ERISA Affiliates does and has never sponsored, maintained, contributed to, or incurred an obligation to contribute to any Defined Benefit Plan, Multiemployer Plan or to a Multiple Employer Plan. For these purposes, "DEFINED BENEFIT PLAN" has the meaning set forth in Section 414 of the Code, "MULTIEMPLOYER PLAN" means a multiemployer plan as defined in Section 3(37) and 4001 (a) (3) of ERISA and "MULTIPLE EMPLOYER PLAN" means any plan sponsored by more than one employer, within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code.

            (l) NON-EXEMPT EMPLOYEES. The Company has complied with and is in compliance with the Fair Labor Standards Act 29 U.S.C. Sections 201 et seq., and all relevant state wage and hour Laws and in particular has (i) properly classified employees as either exempt or non-exempt for purposes of determining who is eligible for receiving overtime pay and (ii) paid all non-exempt employees for any and all overtime work they have performed for the Company.

            (m) INDEPENDENT CONTRACTORS. Any Person who has provided or is properly providing services to the Company and who has not or will not receive an IRS W-2 form has been classified as an independent contractor in full compliance with the Code and federal and state wage and hour Laws and the Company has fully and accurately reported such independent contractors' compensation on IRS forms 1099 when required to do so.

      4.30. TAX MATTERS.

            (a) (i) Seller and the Company have timely filed all income and other material Tax Returns for all taxable periods ended on or prior to the date of this Agreement required to be filed by applicable Law and has paid all amounts due in respect of Taxes relating to periods covered by such Tax Returns (whether or not actually shown on such Tax Returns); all such Tax Returns are true, correct and complete in all material respects and accurately set forth all items required to be reflected or included in such Tax Returns by applicable Tax Laws; and as of the time of filing, all such Tax Returns correctly reflected the facts regarding the income, gains, losses, deductions, business, assets, operations, activities, status or other matters of the Company or any other information required to be shown thereon;

                  (ii) Neither Seller nor the Company have executed any waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns;

                  (iii) Seller and the Company have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person and has complied in all material respects with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party;

                  (iv) since December 31, 2002, no Proceeding has commenced, and, to the Knowledge of Seller Parties, prior to December 31, 2002, no Proceeding was commenced or threatened, by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to any Tax of that jurisdiction;

                  (v) there are no Liens with respect to any Taxes, other than Liens for Taxes not yet due and payable, upon any of the assets or properties of the Company;

                  (vi) Seller and the Company have paid in full or set up reserves in accordance with GAAP in respect of all Taxes for the periods covered by the filed Tax Returns described in subsection (i) of this
      Section 4.30, as well as all other Taxes, penalties, interest, fines, deficiencies, assessments and governmental charges that have become due or payable (including all Taxes that the Company is obligated to withhold from amounts paid or payable to or benefits conferred upon employees, independent contractors, creditors, stockholders and other Persons) on or prior to the date of the signing of this Agreement; and to the Company's Knowledge there is no proposed Liability for any Tax to be imposed upon Seller or the Company for which there is not an adequate reserve;

                  (vii) adequate provisions in accordance with GAAP have been made in the Financial Statements for the payment of all Taxes for which Seller may be liable for the periods covered thereby that were not yet due and payable as of the date thereof, regardless of whether the Liability for such Taxes is disputed; and

                  (viii) Since the date of June 30, 2004, neither Seller nor the Company has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

            (b) The Company is not liable for any Taxes of any other Person, whether pursuant to U.S. Treasury Regulation Section 1.1502-6 (or any comparable provision of Law) or otherwise, and there is no Contract or intercompany account system in existence under which the Company has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company is or was a part.

            (c) Set forth on Schedule 4.30(c) is a true, correct and complete list of all income and other Tax Returns filed by Seller and the Company that have been examined or audited by the IRS or other appropriate authority with respect to the past three fiscal years of Seller and the Company, and a list of all adjustments resulting from each such examination or audit. Except as set forth on Schedule 4.30(c), no such examination or audit is in progress. Except as set forth on Schedule 4.30(c), all deficiencies proposed as a result of such examinations or audits have been paid or finally settled and no issue has been raised in any such examination or audit that, by application of similar principles, reasonably can be expected to result in the assertion of a deficiency for any other year of Seller and the Company not so examined or audited. Except for Taxes payable with Tax Returns not yet due and filed, there are no grounds for any further Tax Liability, beyond amounts accrued with respect to the years that have not been examined or audited.

            (d) None of the assets owned by the Company is property that is required to be treated as owned by any other Person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

            (e) Seller is not a foreign person within the meaning of Section 1445 of the Code.

            (f) At all times since its organization, the Company has been classified for United States federal income tax purposes as disregarded as an entity separate from its owner within the meaning of Section 301.7701-3 of the Treasury Regulations. The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

      4.31. ENVIRONMENTAL MATTERS. The Company (including its predecessors): (a) except in compliance with applicable Law, have not engaged in or permitted any operation or activity at or upon, or any use or occupancy of, any real property for the purposes of or in any way involving, the handling, use, treatment, disposal, dumping or storage of any Hazardous Materials on, under, in or about any real property, or transported any Hazardous Materials to, from or across any real property; (b) is, and at all times has been, in compliance with any and all applicable Environmental, Health and Safety Laws; (c) has received and is, and at all times has been, in compliance with all Permits required under any applicable Environmental, Health and Safety Law for the conduct of its business; and (d) has not received notice of any actual or potential claim, Proceeding or Liability involving the handling, use, storage, transportation, disposal, release or threat of release of Hazardous Materials. There are no facts or circumstances providing a basis for any material claim or Proceeding against, or Liability of, the Company involving the handling, use, storage, transportation, disposal or release of Hazardous Materials. The Company has provided to Buyer copies of all documents, records and information available to the Company concerning any environmental, health or safety matter relevant to the Company, whether generated by the Company or others, including environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, Permits related to environmental, health or safety matters.

      4.32. BANKS; POWERS OF ATTORNEY. Set forth on Schedule 4.32 is a true, correct and complete list setting forth the name of each financial institution in which the Company has an account or safe deposit box, the title and number of the account, the names of all persons authorized to draw thereon or to have access thereto, and the names of any Person holding a power of attorney from the Company.

      4.33. BROKERS. Except as disclosed on Schedule 4.33, no investment banker, broker, agent, finder, advisor, firm or other Person, other than Houlihan Lokey Howard & Zukin Capital (the "SELLER'S INVESTMENT BANKER") is, or will be, entitled to receive any brokerage, finder's or other payment, fee or commission in connection with this Agreement or the transactions contemplated hereby based upon any Contract made by or on behalf of Seller or the Company or any of its officers, directors or employees.

      4.34. CERTAIN BUSINESS PRACTICES. Neither the Company nor, to the Knowledge of Seller Parties, any of the Company's directors, officers, employees, consultants or agents has, in connection with or furtherance of the business of the Company: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977; (c) consummated any transaction, made any payment, entered into any Contract or taken any other action in violation of Section 1128B(b) of the Social Security Act; or (d) made any other unlawful payment or other arrangement which could cause the Company or its affiliates to be disqualified or debarred from serving as a contractor, directly or indirectly, for any Governmental Authority.

      4.35. PERSONALLY IDENTIFIABLE INFORMATION AND PRIVACY. To the Knowledge of Seller Parties, the Company's collection, use, storage, transfer and disclosure of any personally identifiable information ("INFORMATION PRACTICES"), and use by third parties having authorized access to the Company's websites or other records, conforms, and at all times has conformed, to all applicable Laws, including applicable provisions of HIPAA and all applicable standards set forth in any final regulations and orders promulgated under such Act, and all contractual commitments of the Company to its customers, the viewers of the Company's websites, and third parties relating to such practices. To the Knowledge of Seller Parties, the Company's Information Practices have been consistent with all statements or representations made to customers, potential customers and third parties, whether orally or in writing, regarding such practices. Without limiting the foregoing, to the Knowledge of Seller Parties, the Company has taken all necessary and appropriate steps to comply with the regulations set forth in 45 C.F.R. Parts 160, 162 and 164 as promulgated by the U.S. Department of Health and Human Services, and has obtained all written authorizations or assurances required under such regulations.

      4.36. COMPLETE DISCLOSURE. No representation or warranty made by any of Seller Parties in this Agreement, including the schedules hereto, or in any certificate furnished or to be furnished to Buyer pursuant to this Agreement, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading or necessary to provide Buyer with adequate and complete information as to the Company or the businesses, operations, finances, assets and liabilities of the Company.

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as follows:

      5.1. ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts with all corporate power and authority to own or lease all of its properties and assets and to conduct its business as presently conducted.

      5.2. AUTHORITY OF BUYER. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and each of the other Transaction Documents to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and each of the Transaction Documents to which Buyer is a party, the performance of such obligations or the consummation of such transactions.

      5.3. ENFORCEABILITY. This Agreement and each of the other Transaction Documents to which Buyer is a party has been duly and validly executed and delivered by Buyer and (assuming such agreements constitute the legal, valid and binding obligations of Seller Parties) constitutes the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

      5.4. NO VIOLATION OR CONFLICT; CONSENTS. Neither the execution and delivery by Buyer of this Agreement or any of the other Transaction Documents to which it is a party, nor the performance by Buyer of its obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without notice or lapse of time or both):

            (i) violate, contravene, conflict with or breach any term or provision of the Organizational Documents of Buyer or any resolution or vote adopted by the Board of Directors or stockholders of Buyer;

            (ii) violate, contravene, conflict with, breach, constitute a default under, require any notice under, or give any Person the right to cancel, modify or terminate, or accelerate the maturity or performance of, any obligation or other Contract or Consent to which Buyer is a party or by which any of their respective assets or properties is bound;

            (iii) give any Person the right to cause an indemnity payment to be made by Buyer under, or result in the creation or imposition of any Lien upon any property or assets of Buyer under, any Contract, Permit, Consent, Law or Order to which Buyer is a party or by which Buyer has any rights or Liabilities or any of their respective assets or properties is subject, bound or encumbered;

            (iv) give any Person the right to require Buyer to purchase or repurchase, redeem or acquire any Liabilities or Contracts of any kind;

            (v) violate, contravene or conflict with any of the terms, conditions or requirements of, or require any notice to or filing with any Governmental Authority or other Person under, any Permit, Law or Order applicable to Buyer or any of their respective assets or properties;

            (vi) give any Governmental Authority the right to revoke, withdraw, suspend, cancel, modify, or terminate any Permit held by Buyer; or

            (vii) require any Permit or other Consent of, or filing with or notification to, any Governmental Authority or other Person.

      5.5. BROKERS. No investment banker, broker, agent, finder, advisor, firm or other Person acting on behalf of Buyer or its stockholders is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

      5.6. INVESTMENT INTENT. Buyer is acquiring the Interests for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act. Buyer confirms that Seller and the Company have made available to Buyer and its representatives and agents the opportunity to ask questions of the officers and management employees of the Company and to acquire such additional information about the business and financial condition of the Company as Buyer has requested.

      5.7. FINANCING. Buyer has provided Seller with a true, complete and correct copy of that executed Commitment Letter dated July 30, 2004, from Brown Brothers Harriman & Co. pursuant to which it will provide an aggregate amount of $92,000,000 to fund Buyer's purchase of the Interests (the "COMMITMENT LETTER"). As of the date hereof, the Commitment Letter has not been withdrawn and, to Buyer's Knowledge, no circumstances exist which would reasonably be likely to cause any of the terms or conditions of the Commitment Letter to not be satisfied.

      5.8. LITIGATION. There is no suit, action, proceeding, claim or investigation pending, or, to Buyer's Knowledge, threatened, against Buyer that would affect the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 6

                            COVENANTS OF THE PARTIES

      6.1. CONDUCT OF BUSINESS OF THE COMPANY.

            (a) COMPANY ACTION. During the period from the date of this Agreement to the Closing, the Company shall, and Seller shall cause the Company to: (i) conduct its operations in the Ordinary Course of Business; (ii) use their reasonable best efforts to preserve intact its business organization, keep available the services of its current managers, officers, employees, consultants and agents; (iii) use their reasonable best efforts to preserve the goodwill of and maintain satisfactory relationships with all customers, suppliers, distributors, lessors, tenants, creditors, debtors, employees, consultants and agents of the Company and any other Persons having business relationships with the Company; and (iv) promptly advise Buyer in writing of any Material Adverse Event. Without limiting the generality of the foregoing, during the period specified in the preceding sentence, the Company shall not, and Seller shall cause the Company not to, without the prior written consent of Buyer, which consent shall not be unreasonably withheld:

                  (i) issue, sell, grant options or rights to purchase, pledge or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge any Company Securities, or grant or accelerate any right to convert or exchange any Company Securities;

                  (ii) purchase, acquire or redeem, directly or indirectly, or amend the terms of any Company Securities;

                  (iii) split, combine or reclassify its membership interests or declare, set aside, make or pay any distribution (whether in cash or property);

                  (iv) make or offer to make (A) any acquisition of any interest in any assets or securities of any Person (whether by merger, stock purchase, asset purchase, lease, license or otherwise) or (B) any sale or other disposition or encumbrance of any of its assets or securities (whether by merger, stock sale, asset sale, lease, license or otherwise);

                  (v) except in the Ordinary Course of Business, enter into any material Contract or amend or cause the termination of any Material Contract, or grant any release or relinquishment of any rights under any Material Contract;

                  (vi) (A) incur or assume any Indebtedness, except for short-term accounts payable and accrued liabilities (as such term is used in the Financial Statements) in the Ordinary Course of Business; or (B) enter into any financing arrangements or modify the terms of any existing Indebtedness or financing arrangements;

                  (vii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Liabilities of any other Person;

                  (viii) make any loans, advances or capital contributions to, or investments in, any other Person;

                  (ix) change any of the accounting principles or practices used by it (including changes in reserve or accrual amounts or policies) in a manner that would have a Material Adverse Effect;

                  (x) make, change or revoke any Tax election, settle or compromise any material Tax Liability, or amend any Tax Return;

                  (xi) propose or adopt any amendments to the Organizational Documents of the Company;

                  (xii) grant any equity-related performance or similar awards or bonuses;

                  (xiii) forgive any loans to any directors, officers or employees of the Company or any of their respective affiliates or associates;

                  (xiv) except in the Ordinary Course of Business, enter into any new, or amend any existing, Material Contract;

                  (xv) enter into any new, or amend any existing, employment, consulting, severance payment, termination payment, salary continuation, change of control or deferred compensation agreements or similar Contracts with any directors, officers or employees of the Company, or make any changes in the compensation or benefits payable to directors, officers or employees of the Company, except for regularly scheduled increases to employee compensation and benefits made in the Ordinary Course of Business;

                  (xvi) enter into any collective bargaining or other labor Contract;

                  (xvii) adopt, approve or enter into any new, or materially amend or modify, or terminate any existing, Plan or other employee benefit plan or Contract;

                  (xviii) adopt or approve any new, or amend, modify or terminate any existing, plan regarding the compensation of employees or consultants, including any compensation plan for sales employees;

                  (xix) hire or terminate any management level employees;

                  (xx) settle or agree to settle any claim or Proceeding (including any claim or Proceeding relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim or Liability other than the payment, discharge or satisfaction of Liabilities (A) reflected or reserved against in-full in the Financial Statements, or incurred in the Ordinary Course of Business subsequent to June 30, 2004 or (B) in an aggregate amount not to exceed $20,000; or

                  (xxi) agree to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect as of the date when made or as of a future date or which would result in any of the conditions set forth in ARTICLE 7 not being satisfied.

            (b) SELLER ACTION. During the period from the date of this Agreement to the Closing, Seller shall not and Seller shall cause the Company not to (i) take any action specified in SECTION 6.1(a) on behalf of or with respect to the Company or (ii) take any action which would make any representation or warranty in this Agreement untrue or incorrect as of the date when made or which would result in any of the conditions set forth in ARTICLE 7 hereof not being satisfied.

      6.2 ACCESS TO INFORMATION; CUSTOMER VISITS.

            (a) ACCESS. From and after the date of this Agreement, Seller Parties shall: (a) afford Buyer and Buyer's commercial lenders and their respective accountants, investment bankers, counsel and other authorized representatives complete access (during regular business hours, upon reasonable advance notice) to all officers, key employees, offices and other facilities, and to all Contracts, books and records (including Tax Returns of the Company) and other documents and data of the Company, and cause the Company's Accountants to provide access to their work papers and such other information as Buyer may reasonably request; (b) permit Buyer to make such inspections as Buyer may require; and (c) cause the officers of the Company to furnish Buyer with such financial and operating data and other information with respect to the business, properties and personnel of the Company as Buyer may from time to time reasonably request. Nothing contained in this Agreement shall affect the continuing applicability of the Confidentiality Agreement. The access provided pursuant to this SECTION 6.2 shall be subject to such measures as may be reasonably required to minimize the disruption to the Company's business, including Seller's having the right to be present at any meeting or telephone call pursuant to this SECTION 6.2.

            (b) CUSTOMER VISITS. Prior to the Closing, the Company shall have introduced, in the presence of Ellen Glover, Bill Hoover, Tom Kelly and/or Bob Alford, as appropriate, to the senior representative of those customers listed on the attached Schedule 6.2(b).

      6.3. REASONABLE BEST EFFORTS; COMPLIANCE WITH ANTITRUST LAWS.

            (a) CONSUMMATION OF TRANSACTION. Subject to the terms, conditions and other provisions of this Agreement, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and Orders to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, Seller Parties and Buyer shall cooperate with one another (i) in promptly determining whether any notices or filings are required to be or should be given or made, or whether any Permits or Consents are required to be or should be obtained under any Law or Order or whether any Consents are required to be or should be obtained from other parties to any Contract in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in promptly giving or making any such notices or filings, furnishing information required in connection therewith and seeking to timely obtain any Permits and Consents. Seller shall use its reasonable best efforts to secure the Permits and Consents listed on Schedule 4.8. In case at any time after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto (or as applicable, their directors, officers, employees, consultants and agents) shall take all such necessary action as may be reasonable in the context thereof. Buyer and Seller agree to consult with each other as to the timing, manner and content of any general communication to the employees of the Company with respect to the transaction contemplated by this Agreement.

            (b) DEFENSE OF PROCEEDINGS. In the event that any Proceeding seeking to challenge, block or otherwise frustrate the consummation of the transactions contemplated hereby is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use reasonable best efforts to defend vigorously against such Proceeding.

            (c) ANTITRUST LAWS. Buyer and Seller Parties shall cooperate in making filings under the HSR Act and shall use their best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its best efforts to resolve such objections, if any, as the Antitrust Division of the Department of Justice or the Federal Trade Commission or state antitrust enforcement or other Governmental Entities may assert under the antitrust laws with respect to the transactions contemplated hereby. Buyer and Seller Parties agree to use their best efforts to make any filings required under the HSR Act within five (5) days of the execution of this Agreement, and agree to request early termination of the waiting period relating to any such filing. In the event an action is instituted by any Person challenging the transactions contemplated hereby as violative of the antitrust laws, each of Buyer and Seller Parties shall use its best efforts to resist or resolve such action.

      6.4. NOTIFICATION OF CERTAIN MATTERS. Seller Parties shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller Parties, of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely (a) to cause any representation or warranty of such party contained in this Agreement to be untrue, inaccurate or incomplete in any material respect at or prior to the Closing, or (b) to result in any material failure of such party to comply with or satisfy any condition, obligation, covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this SECTION 6.4 shall not limit or otherwise affect any representations and warranties or any conditions, obligations, covenants or agreements under this Agreement, or the rights or remedies available hereunder to any of the parties receiving such notice. Should any of the events for which notice is provided pursuant to this
SECTION 6.4 require a change to any of the schedules delivered by Seller Parties, Seller Parties shall deliver an amendment to the relevant schedule specifying such change. If Seller Parties have made accurate supplemental disclosure in accordance with this SECTION 6.4 and Buyer nevertheless chooses to close the transactions contemplated by this Agreement, Buyer shall not be entitled to claim a Breach of the relevant representation or warranty in connection with which such supplemental disclosure was made.

      6.5. PUBLIC ANNOUNCEMENTS. No party to this Agreement shall without the express written approval of the other parties, which approval shall not be unreasonably withheld, issue any press release or make any general internal announcement or otherwise make any public statement with respect to this Agreement, the sale of the Company or the Interests, or any of the other transactions provided for in this Agreement or any of the other Transaction Documents; provided, however, that nothing in this SECTION 6.5 shall be deemed to prohibit any party from making any disclosure which its counsel in good faith deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by Law.

      6.6. CONFIDENTIAL BUSINESS INFORMATION. Seller represents and warrants that it has provided confidential information about the business of the Company to other prospective purchasers only pursuant to a confidentiality agreement that is substantially similar to the Confidentiality Agreement. Seller will maintain confidentiality about the business consistent with past practice. Seller will request destruction or retrieve from any other prospective purchasers of the business any confidential information provided to them, and Seller will enforce against other prospective purchasers its rights under the confidentiality agreements it has entered into with them.

      6.7. EXCLUSIVE DEALING; ACQUISITION PROPOSALS. After the date hereof, Seller Parties shall not (nor shall they permit any of the Affiliates, employees, consultants or agents of the Company to), directly or indirectly, (a) except as contemplated by this Agreement, solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or any substantial part of the business and properties or membership interests of the Company (including any acquisition structured as a sale of stock, sale of assets, merger, consolidation or share exchange) (a "COMPANY ACQUISITION"), or (b) except as contemplated by this Agreement, disclose any information not customarily disclosed to any Person concerning the business, operations and assets or properties of the Company, afford to any Person access to the assets, properties, books or records of the Company or otherwise assist or encourage any Person in connection with any of the activities referred to in clause (a) of this sentence. Seller will not, except as contemplated by this Agreement, (a) transfer any Interests to any other Person, or solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal therefore, or (b) vote the Interests in favor of any Company Acquisition.

      6.8. PREPARATION OF CERTAIN FINANCIAL STATEMENTS. Upon execution of this Agreement the Company shall engage the Company's accountants to perform an audit of the Company's 2002 fiscal year financial statements. All costs and expenses of such audit shall not be reflected on the Closing Balance Sheet and shall be paid by Buyer whether or not the Closing occurs. After the Closing, upon the request of Buyer and at its expense, Seller shall reasonably cooperate with and assist Buyer and Buyer's independent public accountants (the "BUYER'S ACCOUNTANTS") in the compilation and preparation of all financial statements and financial statement schedules of the Company (prepared in accordance with GAAP) and reports of the

Company's Accountants as may be necessary for Buyer to comply in a timely manner with SEC reporting and disclosure requirements. Seller shall use its reasonable best efforts to deliver to Buyer's Accountants and/or the Company's Accountants all engagement letters and management representation letters, as may be reasonably requested by Buyer or such accountants, which shall cover such periods from January 1, 2003 through the Closing Date. In connection with the foregoing, Seller shall use reasonable best efforts to cause the Company's Accountants to cooperate with and assist Buyer and Buyer's Accountants in the preparation of the financial statements contemplated by this SECTION 6.8.

      6.9. TRANSITION. Neither Seller nor the Company will take any action that is designed or intended to have the effect of discouraging any director, officer, employee, consultant, agent, lessor, licensor, franchisor, customer, supplier, Governmental Authority or other Person having a business relationship with the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. Seller will refer all customer inquiries relating to the business of the Company to Buyer from and after the Closing.

      6.10. CERTAIN TAXES.

      All Taxes incurred in connection with the sale of the Interests pursuant to this Agreement (including any transfer, documentary, sales, use, stamp, registration and other similar Taxes, New York City Transfer Tax and any similar tax imposed by any other Governmental Authority), shall be shared equally by Buyer and Seller. Each party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, and, if required by any applicable Law or Order, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

      6.11. NON-COMPETITION; NON-INTERFERENCE.

            (a) In order to induce Buyer to purchase the Interests pursuant to this Agreement, Seller hereby covenants and agrees that for a five (5) year period following the Closing Date, it will not directly or indirectly in any capacity:

                (i) own, manage, operate, control or otherwise become interested in any Person that offers information technology consulting services to any department or agency of the U.S. federal government;

                (ii) offer information technology consulting services to any department or agency of the U.S. federal government, whether on behalf of itself or others;

                (iii) enter into any agreement or arrangement with any Person pursuant to which such Person will offer information technology consulting services to any department or agency of the U.S. federal government;

                (iv) contact or solicit any employee, consultant, independent contractor, or agent of the Company with the intention or effect of encouraging such party to terminate his or her employment, engagement, agency or other relationship, as applicable, with the Company;

                (v) persuade or attempt to persuade any customer of the Company not to purchase any of the products or services provided by Buyer (and any related or successor groups); or

                (vi) engage in any practice the purpose of which is to evade the provisions of this SECTION 6.11.

            (b) It is the intent of the parties to this Agreement that the provisions of this SECTION 6.11 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought and that any purchaser of Seller of substantially all of Seller's assets also agrees to be bound by the provisions of this SECTION
6.11 as a condition to any such purchase. If any particular provisions or portions of this SECTION 6.11 shall be adjudicated to be invalid or unenforceable, such provisions or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provisions or portions in the particular jurisdiction in which such adjudication is made.

            (c) The parties acknowledge that damages and remedies at law for any breach of this SECTION 6.11 will be inadequate and that Buyer shall be entitled to specific performance and other equitable remedies (including and injunction) and such other relief as a court or tribunal may deem appropriate in addition to any other remedies Buyer may have.

      6.12. TRADEMARK LICENSE. Pursuant to the terms and conditions of a Trademark License Agreement substantially in the form of Exhibit C, (a) the Company shall have the royalty-free, non-terminable, exclusive right to use the trademarks "Impact," "Impact Innovations," and "Impact Innovations Group," (collectively, the "LICENSED TRADEMARKS") on or in connection with the operation and promotion of the government contracts business (involving the provision of information technology consulting services to departments and agencies of the U.S. federal government) currently conducted by the Company following the Closing Date; and (b) Seller shall not license, assign or transfer the Licensed Trademarks to a third party who competes in the government contracts business during the term of the Trademark License Agreement.

      6.13. 280G COVENANT. Prior to the Closing Date, Seller shall submit to a shareholder vote the right of any "disqualified individual" (as defined in Section 280G(c) of the Code) to receive any and all payments that could be deemed "parachute payments" under Section 280G(b) of the Code, in a manner that satisfies the shareholder approval requirements for the small business exemption of Section 280G(b)(5) of the Code and any regulations (including proposed regulations) promulgated thereunder. Such vote shall establish the "disqualified individual's" right to the payment or other compensation. In addition, before the Closing Date, Seller shall provide adequate disclosure to the shareholders of Seller of all material facts concerning all payments that, but for such vote, could be deemed "parachute payments" to a "disqualified individual" under
Section 280G of the Code in a manner that satisfies Section 280G(b)(5).

      6.14. TRANSITION SERVICES. On or before the Closing, the Company and Seller will enter into an Application Support Service Level Agreement substantially in the form of Exhibit D and an additional Employee Benefits Transition Services Agreement (collectively, the

"TRANSITION SERVICES AGREEMENTS"). Such Employee Benefits Transition Services Agreement shall require Seller to continue to provide certain employee benefit programs and/or administrative services (not, however, including any benefits or administrative services under or pertaining to any Pension Plan as defined under
Section 3(2) of ERISA or any other employee benefit plan qualified under sections 401(a) or 501(a) of the Code) to the employees of the Company, for such minimum period of time, not to extend beyond 60 calendar days from the date of Closing, as is necessary for Buyer to establish those employee benefit plans and employment policies for such employees as it may deem appropriate. Such Employee Benefits Transition Services Agreement shall allocate financial responsibility for all benefits claims (including but not limited to medical care claims) between the Company and Seller. Seller shall retain liability for all claims whose date of service occurs before the Closing, but which are not reported until some time thereafter. The Company shall be financially responsible for all claims or other costs of any sort incurred on or after the date of Closing, regardless of the nature of such claims, regardless of the party to whom such claims are billed or addressed, and regardless of whether such claims are part of a series of continuing treatments. It is the further intention of the parties that the Employee Benefits Transition Services Agreement contain valid and enforceable indemnification provisions in favor of Seller. The parties hereby agree to negotiate in good faith the provisions of the Employee Benefits Transition Services Agreement.

      6.15. GSA SCHEDULE RATES. Prior to Closing, the Company will (i) submit the revised GSA proposal, and (ii) make the appropriate adjustments to the invoices to customers using the GSA schedule in connection with the matters described in Item 2 of Schedule 4.24.

      6.16. CERTAIN CONTRACTS. Prior to Closing, the Company will enter into an amendment to the existing agreement between the Company and Allied Capital extending the existing agreement for two years.

                                    ARTICLE 7

                              CONDITIONS TO CLOSING

      7.1. CONDITIONS TO OBLIGATIONS OF SELLER PARTIES. The obligations of Seller Parties to close the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Seller at or prior to the Closing of the following conditions:

            (i) Buyer shall have performed or complied with its obligations, covenants and agreements contained in this Agreement (considered individually and collectively) required to be performed or complied with at or prior to the Closing;

            (ii) The representations and warranties of Buyer contained in this Agreement (considered individually and collectively) shall be true, correct and complete on and as of the date hereof and on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (provided that representations and warranties which are confined to a specific date shall speak only as of such date);

            (iii) Seller Parties shall have received from Buyer the deliveries referred to in SECTION 3.3;

            (iv) No Law or Order shall have been enacted, entered, promulgated, issued or enforced by any Governmental Authority of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated hereby; provided, however, that the parties shall use reasonable best efforts to cause any such Law or Order to be vacated or lifted;

            (V) Buyer shall have obtained the financing on terms contemplated by the Commitment Letter;

            (vi) The Company's and Seller's lender shall have approved the terms of this Agreement and shall have consented, in writing, to the Company's and Seller's execution of this Agreement; and

            (vii) The shareholders of Seller shall have approved the transactions contemplated herein.

      7.2. CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to close the transaction contemplated hereby shall be subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following conditions:

            (i) Seller Parties shall have performed or complied with their obligations, covenants and agreements, including restrictive covenants, contained in this Agreement (considered individually and collectively) required to be performed or complied with at or prior to the Closing;

            (ii) The representations and warranties of Seller Parties contained in this Agreement (considered individually and collectively) shall be true, correct and complete, when made and on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (without giving effect to any amendment(s) to Seller Parties' disclosure schedules delivered pursuant to SECTION 6.4 hereof);

            (iii) Seller shall have obtained the Consents listed or required to be listed on Schedule 4.8;

            (iv) Buyer shall have received the deliveries referred to in SECTION 3.2;

            (v) No Law or Order shall have been enacted, entered, promulgated, issued or enforced by any Governmental Authority of competent jurisdiction, and no Proceeding shall have been commenced or threatened, which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated hereby; provided, however, that the parties shall use reasonable best efforts to cause any such Law or Order to be vacated or lifted;

            (vi) Any filings or notifications listed on Schedule 4.8 which are required to be given to any Person, but which do not require Consent with respect to the transactions contemplated hereby, shall have been given on or before the Closing Date;

            (vii) Buyer shall have obtained the financing on terms contemplated by the Commitment Letter, unless the failure to obtain the financing was the result of a failure by Buyer to perform any covenant or condition contained therein or herein or the inaccuracy of any representation or warranty of Buyer.

            (viii) No Material Adverse Event shall exist or shall have occurred since the date of this Agreement.

                                    ARTICLE 8

                                   TERMINATION

      8.1. TERMINATION. This Agreement may be terminated and the transaction contemplated hereby may be abandoned at any time prior to the Closing, as follows:

            (a) by mutual written consent of Buyer and Seller Parties;

            (b) by Buyer or Seller, if the Closing shall not have occurred on or before September 1, 2004 (provided that the right to terminate this Agreement under this SECTION 8.1(B) shall not be available to any party hereto whose failure to perform or comply with any covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the transaction to be consummated on or before such date);

            (c) by Buyer or Seller, if any Governmental Authority of competent jurisdiction shall have issued a final Order restraining, enjoining or prohibiting the transactions contemplated by this Agreement and such Order is or shall have become final and nonappealable;

            (d) by Seller if prior to the Closing Date there shall have been a material breach of any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement which cannot be or has not been cured within twenty (20) days after notice thereof to Buyer; or

            (e) by Buyer if prior to the Closing Date there shall have been a Breach of any of the representations, warranties, covenants or agreements on the part of the Company or Seller contained in this Agreement which cannot be or has not been cured within twenty (20) days after notice thereof to Seller.

      8.2. EFFECT OF TERMINATION. If this Agreement is terminated in accordance with SECTION 8.1, this Agreement shall hereafter become null and void and of no further force or effect, except that the terms and provisions of this SECTION
8.2 and the following other Sections shall survive such termination and shall remain in full force and effect:

                  SECTION 6.5 (Public Announcements),

                  SECTION 10.3 (Notices),

                  SECTION 10.4 (Entire Agreement),

                  SECTION 10.11 (Expenses),

                  SECTION 10.12 (Governing Law), and

                  SECTION 10.13 (Resolution of Conflicts; Arbitration).

Notwithstanding the foregoing, any termination of this Agreement shall not relieve any party hereto from any Liability for any Breach of its representations, warranties, covenants or agreements contained herein. The exercise of a right of termination under this Agreement by any party hereto shall not be an election of remedies.

                                    ARTICLE 9

                                 INDEMNIFICATION

      9.1. SURVIVAL.

            (a) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the parties contained in this Agreement, including the schedules hereto, shall survive the Closing and shall continue in full force and effect for a period of eighteen (18) months following the Closing Date.

            (b) COVENANTS AND AGREEMENTS. All of the covenants and agreements of the parties shall survive the Closing and continue in full force and effect forever, or otherwise in accordance with their respective terms.

            (c) TIMELY CLAIMS. No party shall have any liability (for indemnification or otherwise) based upon any claim for indemnification arising out of the Breach of any representation or warranty contained in this Agreement, including the schedules hereto, or in any of the other Transaction Documents, to be fulfilled or complied with at or before the Closing unless such party is given notice asserting a claim with respect thereto prior to the termination of the applicable time period set forth under SECTION 9.1(a). Any representation or warranty as to which a claim for indemnification (including a contingent claim) shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.

      9.2. TERMS OF INDEMNIFICATION. Subject to the terms and provisions of this Agreement,

            (a) Seller Parties, jointly and severally, shall indemnify Buyer Parties against, and shall protect, defend and hold harmless Buyer Parties from, all Damages arising out of, relating to, or resulting from (i) any Breach of any of Seller's or the Company's respective representations, warranties, covenants or agreements contained in this Agreement, including the schedules hereto or in any of the other Transaction Documents, and (ii) notwithstanding any disclosures made in this Agreement, including the disclosure schedules hereto or in any of the other Transaction Documents, any Damages arising from (A) the matter described in Item 3 of Schedule 4.24 or (B) the Contract described on Schedule 4.23(vi)(d).

            (b) Buyer shall indemnify Seller against, and shall protect, defend and hold harmless Seller from, all Damages arising out of, relating to, or resulting from (i) any Breach of any of Buyer's representations, warranties, covenants or agreements contained in this Agreement or in any of the other Transaction Documents and (ii) the Offer and Acceptance Letters and the termination of the agreements listed as Items 1 through 4 on Schedule 4.13.

      9.3. PROCEDURES WITH RESPECT TO THIRD-PARTY CLAIMS. Promptly after the occurrence of any claim, assertion, event, action or proceeding against the Company or any party hereto which could give rise to a claim for indemnification under this ARTICLE 9, the party seeking indemnification (the "INDEMNIFIED PARTY") shall give notice to the party from whom indemnification is sought (the "INDEMNIFYING PARTY") if it wishes to assert a claim for indemnification under this ARTICLE 9. The failure of the Indemnified Party to timely deliver such notice shall not reduce the liability of the Indemnifying Party except to the extent the Indemnifying Party demonstrates that the defense of the subject claim has been prejudiced by such failure. The Indemnifying Party shall then be entitled to participate in such action or proceeding and, to the extent that it shall wish, to assume the defense thereof with counsel satisfactory to such Indemnified Party (but prior to assuming such defense the Indemnifying Party shall have acknowledged in writing its indemnification obligation hereunder). After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of a claim, the Indemnifying Party shall not be liable to such Indemnified Party under SECTION 9.2 for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. If an Indemnifying Party assumes the defense of such an action
(a) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's consent (which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of law of any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (b) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected by the Indemnified Party without its consent (which shall not be unreasonably withheld). If notice is given to an Indemnifying Party of the commencement of any action and it does not, within 30 days after the Indemnifying Party's notice is given, give notice to the Indemnified Party of its election to assume the defense thereof (and in connection therewith, acknowledges in writing its indemnification obligation hereunder), the Indemnifying Party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the Indemnified Party. Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that any action may materially and adversely affect it or its Affiliates other than as a result of monetary damages, such Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such action, but the Indemnifying Party shall have no liability with respect to judgment entered in any action so defended, or a compromise or settlement thereof entered into, without its consent (which shall not be unreasonably withheld).

      9.4. INDEMNIFICATION CAP AND THRESHOLD.

            (a) INDEMNIFICATION CAP. The maximum aggregate liability of Seller Parties, for claims for indemnification made pursuant to in SECTION 9.2(a) shall be limited to an amount equal to the amount of the Indemnity Escrow remaining in escrow at the time a claim for indemnification is made (the "INDEMNIFICATION CAP"). The maximum aggregate liability of

Buyer Parties for claims for indemnification made pursuant to SECTION 9.2(b) shall be limited to an amount equal to the Indemnification Cap.

            (b) INDEMNIFICATION THRESHOLD. No Buyer Party shall be entitled to make any claim for indemnification pursuant to SECTION 9.2(a) unless and until the aggregate amount of Damages with respect to all such claims that may be made by Buyer Parties pursuant to this ARTICLE 9 as a result of a Breach of any of Seller Parties' representations, warranties, obligations, covenants or agreements set forth in this Agreement exceeds Five Hundred Thousand Dollars ($500,000) (the "INDEMNIFICATION THRESHOLD"), after which Seller Parties shall be liable for the full amount of such Damages, subject to the Indemnification Cap. No Seller Party shall be entitled to make any claim for indemnification pursuant to SECTION 9.2(b) unless and until the aggregate amount of Damages with respect to all such claims that may be made by Seller Parties pursuant to this
ARTICLE 9 exceeds the Indemnification Threshold, after which Buyer shall be liable for the full amount of such Damages, subject to the Indemnification Cap. Notwithstanding anything to the contrary set forth in this Agreement, claims for Damages pursuant to SECTION 9.2(a)(ii) hereof shall not be subject to the Indemnification Threshold.

            (c) APPLICABILITY OF INDEMNIFICATION CAP AND THRESHOLD. Notwithstanding anything in this ARTICLE 9 to the contrary, neither the Indemnification Cap nor the Indemnification Threshold shall apply to or against, and the parties shall be liable under this ARTICLE 9 for, the entirety of any Damages resulting from, arising out of, in the nature of, or caused by any fraudulent, willful or intentional Breach by any party of any of its representations, warranties or covenants set forth herein.

      9.5. ADDITIONAL INDEMNIFICATION PROVISIONS.

            (a) ACCURACY AND COMPLIANCE. The right to indemnification or other remedy based on any representations, warranties, obligations, covenants and agreements set forth in this Agreement, including the schedules hereto, or in any of the other Transaction Documents, will not be affected by any investigation conducted by Buyer prior to or after the date of this Agreement. To the extent that as a result of Buyer's investigation prior to or after the date of this Agreement Buyer has actual knowledge of facts contrary to the statements made in any representation, warranty, covenant or agreement of the Company or Seller set forth herein and completes the Closing without requiring correction or amendment of such contrary statements, Buyer shall be estopped from asserting reliance on such contrary representation, warranty, covenant or agreement in connection with any post-Closing claim for indemnification pursuant to ARTICLE 9 hereof.

            (b) INDEMNIFICATION FROM THE COMPANY. Notwithstanding any term or provision of this Agreement to the contrary, upon the Closing, the Company shall cease to be a Seller Party and shall cease to have any indemnification obligations as a Seller Party hereunder and shall be treated as a Buyer Party, and Seller Parties shall have no rights of recourse, whether for contribution or otherwise, against the Company for any payments that Seller Parties make, or are obligated to make, under this ARTICLE 9 or any other term or provision of this Agreement.

            (c) MATERIALITY. Once it has been determined that there has been a Breach of a representation, warranty, covenant or agreement, for purposes of the measure of Damages pursuant to this ARTICLE 9, the extent of any inaccuracy in or Breach of any representation, warranty, covenant or agreement contained in this Agreement, including the schedules hereto, or in any of the other Transaction Documents, shall be determined by reading the representation, warranty, covenant or agreement that is inaccurate or Breached as if all materiality standards contained in such specific representation or warranty or covenant, as applicable (i.e., qualifiers such as "material", "in all material respects" or similar qualifiers), but not any dollar amounts or thresholds, had been deleted from such representation, warranty, covenant or agreement in their entirety.

            (d) OTHER RECOVERIES; INSURANCE. Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliates has been indemnified or reimbursed for such amount under any other provision of this Agreement, the exhibits or schedules attached hereto, or any document executed in connection with this Agreement or otherwise. Furthermore, in the event any Damage related to a claim by Buyer are covered by insurance, Buyer agrees to use commercially reasonable efforts to seek recovery under such insurance and Buyer shall not be entitled to recovery from Seller (and shall refund amounts received up to the amount of indemnification actually received) with respect to such damages to the extent, and only to the extent, Buyer recovers the insurance payment specified in the policy. Further still, all indemnification payments payable under this SECTION 9.5 shall be reduced to the extent that such event causing Damage has a specific reserve on the Closing Balance Sheet.

            (e) NET OF TAX EFFECT. Any calculation of Damages for purposes of this ARTICLE 9 shall be reduced to take account of any net Tax benefit actually realized by the Indemnified Party as a result of any such Damages. Any payment hereunder shall initially be made without regard to this paragraph and shall be reduced to reflect any such net Tax benefit only after the Indemnified Party has actually realized such benefit. For purposes of this Agreement, the Indemnified Party shall be deemed to have "actually realized" a net Tax Benefit to the extent that, and at such time as, the amount of Taxes required to be paid by the Indemnified Party is reduced below the amount of Taxes that it would have been required to pay but for deductibility of such Damages. The amount of any reduction hereunder shall be adjusted to reflect any final determination with respect to the Indemnified Party's liability for Taxes.

            (f) MITIGATION. The parties shall take all commercially reasonable steps (to the extent then available or possible) to mitigate all Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

      9.6. EXCLUSIVE REMEDY. Except with respect to claims arising out of, in the nature of, or caused by any fraudulent, willful or intentional breach by any party of any of its representations, warranties or covenants set forth herein, the indemnification provided in this ARTICLE 9 shall be the sole and exclusive remedy after the Closing Date available to the parties for breach of any of the terms, conditions, representations, warranties or covenants contained herein or any right, claim or action arising from the transactions contemplated by this Agreement. Nothing contained herein, however, shall preclude a party from seeking injunctive relief or specific performance, under circumstances where such relief might be appropriate, provided that the moving party shall not be entitled to ancillary relief in the nature of damages or fee awards unless specifically so provided for herein.

                                   ARTICLE 10

                               GENERAL PROVISIONS

      10.1. PARTIES IN INTEREST; SUCCESSORS AND ASSIGNS; NO THIRD PARTY RIGHTS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, title, privilege, benefit, interest, remedy or claim of any nature whatsoever under or by reason of this Agreement, or any term or provision hereof.

      10.2. ASSIGNMENT. This Agreement and the rights, title, privileges, benefits, interests, remedies and obligations hereunder may not be assigned by any party hereto, by operation of law or otherwise; provided, however, that Buyer may (a) assign any or all of its rights, title, privileges, benefits, interests and remedies hereunder to any one or more of its Affiliates; (b) designate any one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder); and (c) assign any or all of its rights, title, privileges, benefits, interests and remedies hereunder to and for the benefit of any lender to Buyer or the Company for the purpose of providing collateral security; provided further, in the event Seller sells all or substantially all of its assets remaining after the Closing to a third party, Seller shall condition the closing of any such sale upon Seller assigning, and such purchaser assuming, the obligations of Seller contained in SECTIONS 6.11 AND 6.14, and such assignment and assumption shall not require the prior consent of Buyer as described in this SECTION 10.2.

      10.3. NOTICES. All notices, requests, claims, instructions and other communications required or permitted under this Agreement shall be in writing and shall be (a) delivered personally, (b) sent by national overnight courier, with all costs and expenses therefor prepaid (c) sent by certified mail, postage prepaid, return receipt requested, or (d) by facsimile transmission, with a confirmation sent by one of the foregoing methods to the address of such party as set forth below:

                  If to Buyer or to the Company after the Closing:

                  Dynamics Research Corporation
                  60 Frontage Road
                  Andover, MA 01810
                  Attn: General Counsel
                  Facsimile: (978) 474-9204

                  with a required copy (which copy shall not constitute notice hereunder) to:

                  Nixon Peabody LLP
                  100 Summer Street
                  Boston, MA 02110
                  Attn: Michael L. Manning
                  Facsimile: (617) 947-1797

                  If to the Company or to Seller before Closing:

                  J3 Technology Services Corp.
                  2500 Northwinds Parkway
                  Suite 200
                  Atlanta, GA 30004
                  Attn: James W. Childs
                  Facsimile: (678) 624-2505

                  with a required copy (which copy shall not constitute notice hereunder) to:

                  Alston & Bird LLP
                  One Atlantic Center
                  1201 West Peachtree Street
                  Atlanta, Georgia 30309-3424
                  Attn: Teri Lynn McMahon
                  Facsimile: (404) 253-8190

                  with a required additional copy (which shall not constitute notice hereunder) to:

                  CGW Southeast Partners
                  Twelve Piedmont Center, Suite 210
                  Atlanta, Georgia 30305
                  Attention: Michael Long
                  Facsimile: (404) 816-3258

                  If to Seller at or after Closing:

                  J3 Technology Services Corp.
                  2500 Northwinds Parkway
                  Suite 200
                  Atlanta, GA 30004
                  Attn: James W. Childs
                  Facsimile: (678) 624-2505

                  with a required copy (which copy shall not constitute notice hereunder) to:

                  Alston & Bird LLP
                  One Atlantic Center
                  1201 West Peachtree Street
                  Atlanta, Georgia 30309-3424
                  Attn: Teri Lynn McMahon
                  Facsimile: (404) 253-8190
                  with a required additional copy (which shall not constitute notice hereunder) to:

                  CGW Southeast Partners
                  Twelve Piedmont Center, Suite 210
                  Atlanta, Georgia 30305
                  Attention: Michael Long
                  Facsimile: (404) 816-3258

or to such other address or facsimile number as such party may have furnished to the other parties by notice in accordance with this SECTION 10.3.

      10.4. ENTIRE AGREEMENT. This Agreement (including the schedules hereto, which are incorporated into this Agreement by this reference and made a part hereof), together with the Confidentiality Agreement, and each of the other Transaction Documents, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersedes all prior or contemporaneous agreements and understandings, whether written or oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.

      10.5. COUNTERPARTS AND FACSIMILE SIGNATURE. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, taken together, shall be deemed to constitute one and the same instrument. This Agreement may be executed by facsimile signature.

      10.6. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law, Order or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

      10.7. AMENDMENT. This Agreement may not be amended or modified except by a written instrument, specifically referring to this Agreement and signed by each of the parties hereto.

      10.8. WAIVER. Neither the failure nor any delay of any party to this Agreement to assert or exercise any right, power, privilege or remedy under this Agreement, any of the other Transaction Documents or otherwise, or to enforce any term or provision hereof or thereof, shall constitute a waiver of such right, power, privilege or remedy, and no single or partial exercise of any such right, power, privilege or remedy shall preclude any other or further exercise of such right, power, privilege or remedy or the exercise of any other right, power, privilege or remedy. The rights, powers, privileges and remedies of the parties to this Agreement are cumulative and not alternative. Any waiver of any right, power, privilege or remedy hereunder or under any of the Transaction Documents shall be valid and binding only if set forth in a written instrument specifically referring to this Agreement and signed by the party or parties giving such waiver, and shall be effective only in the specific instance and for the specific purpose for which it is given. At any time prior to the Closing Date, Buyer with respect to Seller Parties and Seller with respect to Buyer may, subject to and in accordance with the provisions of this SECTION 10.8, (a) waive any inaccuracies in the representations and warranties contained in this Agreement or in any of the other Transaction Documents; and (b) waive compliance with any of the conditions, covenants or agreements contained in this Agreement or in any of the other Transaction Documents.

      10.9. FURTHER ASSURANCES. Each party shall do and perform or cause to be done and performed all further acts and things and shall execute and deliver all further agreements, certificates, instruments and documents as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

      10.10. LEGAL COUNSEL. Each of the parties to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the negotiations and preparation of this Agreement and each of the other Transaction Documents to which it is a party, and in connection with the transactions contemplated hereby and thereby, with the opportunity to seek advice as to its legal rights from such counsel. Each party hereto further represents that it is being independently advised as to the tax consequences of such transactions.

      10.11. EXPENSES. Except as set forth in SECTION 6.8, each of Buyer and Seller Parties shall bear its own fees, costs and expenses incurred in connection with this Agreement (including the preparation, negotiation and performance hereof) and the transactions contemplated hereby (including fees and disbursements of attorneys, accountants, agents, representatives and financial and other advisors). Seller will pay all fees, costs and expenses of Seller's Investment Banker. Buyer will pay one-half and Seller will pay one-half of the HSR Act filing fee. The Company may bear such fees, costs and expenses of Seller through the Closing Date, provided, however, that all such fees, costs and expenses shall either be paid in full by the Company before the Closing Date or reflected on the Financial Statements as current Liabilities, in which event Buyer will cause the Company to pay such fees, costs and expenses promptly after the Closing Date.

      10.12. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to any conflict of laws principles that would cause the application of the Laws of any other jurisdiction.

      10.13. RESOLUTION OF CONFLICTS; ARBITRATION.

            (a) In the event of any dispute among the parties in connection with this Agreement, including without limitation, disputes over a claim pursuant to
SECTION 9.2, disputes involving compliance with this Agreement, claims of fraud or other claims arising out of the interpretation, construction, validity or enforcement of this Agreement (the "CLAIMS"), Seller and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Seller and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

            (b) If no such agreement can be reached after good faith negotiation (or in any event after sixty (60) days from the date of a notice setting forth such dispute) resolving the Claims, the Claims shall be resolved by arbitration unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration. The board of arbitration shall be composed of three arbitrators (one to be chosen by Buyer, one to be chosen by Seller and one to be chosen by the first two chosen arbitrators or in accordance with the rules of the American Arbitration Association then existing if the first two chosen arbitrators should fail to choose a third arbitrator within thirty (30) days of their appointment). All three arbitrators shall be neutral arbitrators. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute, provided, however, that pre-hearing discovery shall be limited to exchange or production of documents and other written information unless good cause can be shown to allow the taking of depositions. If good cause is demonstrated, the arbitrators shall determine the number of depositions that may be taken. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrators on the Claims shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. The arbitrators shall not be empowered to award punitive damages or to modify any term or provision of this Agreement.

            (c) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Washington, DC under the commercial arbitration rules then in effect of the American Arbitration Association, but without administration by the American Arbitration Association. The arbitrators are empowered to make an award which orders one of the parties to pay the attorneys' fees and expenses of the other party, including the fees of the arbitrators.

            [The remainder of this page is intentionally left blank.]

      IN WITNESS WHEREOF, the parties hereto have duly caused this Equity Purchase Agreement to be executed, as an instrument under seal, as of the date first above written.

                                  Buyer:

                                  DYNAMICS RESEARCH CORPORATION

                                  Signature:     _______________________________

                                  Printed Name:  _______________________________

                                  Title:         _______________________________

                                  Seller:

                                  J3 TECHNOLOGY SERVICES CORP.

                                  Signature:     _______________________________

                                  Printed Name:  _______________________________

                                  Title:         _______________________________

                                  The Company:

                                  IMPACT INNOVATIONS GROUP LLC

                                  Signature:     _______________________________

                                  Printed Name:  _______________________________

                                  Title:         _______________________________

                   Signature Page to Equity Purchase Agreement

Exhibits and Schedules to the Equity Purchase Agreement as listed in the Table of Contents listed below have been omitted pursuant to Item 601(b)(2) of Regulation S-K which the Registrant agrees to furnish supplementally to the Commission upon request. The Registrant reserves the right to seek confidential treatment of portions or such Schedules pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and Rule 190 under the Commission's Rules of Practice.

Exhibit A                Escrow Agreement
                         Schedule A - Fee Schedule
Exhibit B                Confidentiality and Non-Solicitation Agreement
Exhibit C                Trademark License Agreement
Exhibit D                Transition Services Agreement
Schedule 1.1             Offers and Acceptance Letters
Schedule 2.5             Selected Accounting Firms
Schedule 4.1             Jurisdictions
Schedule 4.3             Capitalization
Schedule 4.7             Seller Title Exceptions
Schedule 4.8             No Violation or Conflicts; Consents
Schedule 4.13            Absence of Certain Changes
Schedule 4.15            Litigation
Schedule 4.16(b)         Leased Real Property
Schedule 4.17            Tangible Personal Property
Schedule 4.18(a)         Intellectual Property
Schedule 4.19            Accounts Receivable
Schedule 4.20            Accounts Payable
Schedule 4.21            Liens
Schedule 4.22            Insurance
Schedule 4.23            Material Contracts
Schedule 4.24            Government Contracts and Government Bids
Schedule 4.25            Related Party Transactions
Schedule 4.26            Customers
Schedule 4.27            Employees and Consultants
Schedule 4.28            Employee Litigation
Schedule 4.29(a)         Employee Benefit Plans
Schedule 4.29(c)         Plans That Cannot Be Terminated Within 30 Days
Schedule 4.29(e)         Effect of Transaction
Schedule 4.30(c)         Tax Matters
Schedule 4.32            Banks; Powers of Attorney
Schedule 4.33            Brokers
Schedule 6.2(b)          Customer Visits
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